UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
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Proxy Statement Pursuant to Section 14(a)
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☐	Soliciting Material Pursuant to § 240.14a-12
3COM CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
INTERNET AVAILABILITY OF PROXY MATERIALS
GENERAL INFORMATION
PROPOSAL 1: ELECTION OF DIRECTORS
VOTE REQUIRED
NOMINEES AND OTHER DIRECTORS
PROPOSAL 2: TO AMEND AND RESTATE OUR CERTIFICATE OF INCORPORATION TO DE-CLASSIFY OUR BOARD OF DIRECTORS AND ENSURE CONSISTENCY WITH OUR BYLAWS
VOTE REQUIRED
CORPORATE GOVERNANCE
DIRECTOR COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
RELATED PERSON TRANSACTIONS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
EMPLOYMENT, SEVERANCE AND CHANGE-OF-CONTROL ARRANGEMENTS
REPORT OF THE AUDIT AND FINANCE COMMITTEE OF THE BOARD OF DIRECTORS
PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
VOTE REQUIRED
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR NEXT ANNUAL MEETING
TRANSACTION OF OTHER BUSINESS
APPENDIX A

350 Campus Drive, Marlborough, Massachusetts 01752, U.S.A.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held September 23, 2009

Dear Stockholder:

We cordially invite you to attend our Annual Meeting of Stockholders, which will be held on Wednesday, September 23, 2009 at 8:00 a.m. local time at the Company’s headquarters at 350 Campus Drive, Marlborough, Massachusetts, U.S.A. The purpose of the meeting is to:

1. Elect five directors, each to hold office for a two-year term (or a one-year term if Proposal No. 2 is approved at the meeting);

2. Approve the amendment and restatement of the Company’s Certificate of Incorporation to de-classify the Board of Directors so that all directors will be elected annually and to make additional changes to ensure consistency with the Bylaws;

3. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending May 2010; and

4. Transact such other business as may properly come before the meeting in accordance with 3Com’s Bylaws.

We are pleased to be furnishing proxy materials to stockholders primarily over the Internet. We believe that this process expedites stockholders’ receipt of proxy materials, significantly lowers the costs of our annual meeting and conserves natural resources. On August 7, 2009, we mailed our stockholders a notice containing instructions on how to access our 2009 Proxy Statement, Notice of Annual Meeting and Annual Report on Form 10-K for the fiscal year ended May 29, 2009. The notice also includes instructions on how you can receive a paper copy of your annual meeting materials, including a proxy card, and explains how to vote. If you received your annual meeting materials by mail, the Notice of Annual Meeting, Proxy Statement, Annual Report and proxy card from our Board of Directors were enclosed. If you received your annual meeting materials via e-mail, the e-mail contained voting instructions and links to the proxy materials on the Internet, both of which are available at www.proxyvote.com.

You are entitled to vote your 3Com common stock if our records showed that you held your shares as of the close of business on July 27, 2009. For ten days before the meeting you can examine a list of the stockholders entitled to vote at the meeting for any purpose germane to the meeting during regular business hours at our headquarters, 350 Campus Drive, Marlborough, Massachusetts.

By Order of the Board of Directors,

Neal D. Goldman, Secretary
August 7, 2009
Marlborough, MA, U.S.A.

YOUR VOTE IS IMPORTANT

Please vote as soon as possible to record your vote promptly, even if you plan to attend the annual meeting in person. You have three options for submitting your vote before the annual meeting: internet, phone or mail.

350 Campus Drive
Marlborough, Massachusetts 01752, U.S.A.

PROXY STATEMENT

***********************************

INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the Internet. On August 7, 2009, we mailed to our stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report. The Notice of Internet Availability also instructs you on how to access your proxy material to be able to vote through the Internet or by telephone. Other stockholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote via the Internet, or have been mailed paper copies of our proxy materials and a proxy card.

Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the annual meeting and conserve natural resources. If you would prefer to receive printed proxy materials, including a proxy card (which you can complete, date, sign and mail in order to have your vote represented at the meeting), please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on September 23, 2009. The Proxy Statement is available at www.proxyvote.com.

GENERAL INFORMATION

Your vote is very important. For this reason, our Board of Directors is requesting that you allow your common stock to be voted at the annual meeting by the proxies designated by the Board of Directors. This solicitation is being made in connection with the Board’s request. These materials have been prepared for the Board of Directors by our management.

The annual meeting of stockholders will be held on Wednesday, September 23, 2009 at 8:00 a.m. local time at the Company’s headquarters, 350 Campus Drive, Marlborough, Massachusetts, U.S.A. For directions to the annual meeting, please visit our website at www.3Com.com or call (508) 323-1198.

Our principal executive offices are located at 350 Campus Drive, Marlborough, Massachusetts 01752, U.S.A. and our telephone number is (508) 323-1000. We made this proxy statement available to stockholders beginning on August 7, 2009.

Our Financial Information.  Our financial statements and related information are included in our Annual Report on Form 10-K. The Notice of Internet Availability contains instructions on how to access our proxy materials, including the Annual Report. For holders receiving a paper copy of our proxy materials, the Annual Report is enclosed with the proxy statement.

Who Can Vote.  You are entitled to vote your 3Com common stock if our records showed that you held your shares as of the close of business on July 27, 2009. We refer to this date as the “Record Date.” At the close of business on the Record Date, a total of 391,070,154 shares of common stock were issued and outstanding (excluding treasury shares which will not be voted). You may vote in person or by proxy. Each share of 3Com common stock is entitled to one vote. There is no cumulative voting in the election of our directors.

Cost of this Proxy Solicitation.  We will pay the cost of soliciting proxies. We intend to solicit stockholders (1) by making proxy materials available over the Internet and through the mail, (2) through our regular employees and (3) by requesting that banks, brokers and other nominees solicit their customers who hold our stock in street name (and will reimburse them for their reasonable, out-of-pocket costs in such efforts). We may also ask our employees, officers, directors and others to solicit proxies, personally or by telephone, facsimile or electronic mail. None of these individuals will receive any additional or special compensation for soliciting proxies. We may retain a proxy solicitation firm or firms to assist in the solicitation. If we do so, we will pay those firms their fees plus reasonable out-of-pocket expenses. In addition, we generally will indemnify such firms against any losses arising out of the proxy soliciting services they perform on our behalf.

Voting Your Proxy.  If you hold your common stock in street name through a bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee that you must follow to vote your shares. If you hold your shares in your own name as a holder of record, the Notice of Internet Availability instructs you on how to access your proxy material to be able to vote through the Internet or by telephone. If you have received, or have requested to receive, a paper copy of the proxy materials, you may vote by completing, signing, dating and mailing the proxy card in the postage-paid envelope that will be provided to you with the proxy statement, or you can also submit your proxy by telephone or the Internet. If you attend the meeting, you may revoke your proxy and vote in person if you are a record holder or a beneficial holder with an acceptable omnibus proxy from the record holder. The proxy holders will vote your shares as you instruct. If you submit a proxy without specific voting instructions, your shares will be voted as recommended by our Board of Directors on all proposals described in this proxy statement and in the discretion of the proxy holders as to any other matters that may properly come before the annual meeting. The Board of Directors recommends that you vote “FOR” the election of Messrs. Ho, Mao, Sherman and Trempont and Ms. Cote, “FOR” the amendment and restatement of our Certification of Incorporation and “FOR” the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending May, 2010.

Revoking Your Proxy.  To revoke your proxy if you are a holder of record, you must advise our Secretary in writing before the meeting, deliver a validly executed proxy with a later date that we receive prior to the meeting, or attend the meeting and vote your shares in person. You may revoke your proxy at any time before your shares are voted. If you attend the meeting, you may revoke your proxy and vote in person if you are a record holder or a beneficial holder with an acceptable omnibus proxy from the record holder. If you hold your common stock in street name through a bank, broker or other nominee, please follow the instructions provided by your bank, broker or other nominee to revoke your voting instructions.

Quorum and Vote Required.  The annual meeting will be held if a majority of the outstanding common stock entitled to vote is represented at the meeting (a “quorum”). Shares that are voted “FOR,” “AGAINST,” “ABSTAIN” or “WITHHELD” on a matter, and broker non-votes, are treated as being present at the meeting for purposes of establishing a quorum.

The approval of Proposal one (election of directors) shall require the vote of a plurality of the shares of common stock represented at the meeting either in person or by proxy and entitled to vote on the election of directors. The approval of Proposal two (amendment and restatement of the Certificate of Incorporation) shall require the affirmative vote of 66 2/3rds of the voting power of the capital stock of the Company outstanding on the record date and entitled to vote generally in the election of directors, voting together as a single class. The approval of Proposal three (ratification of independent registered public accounting firm) shall require the affirmative vote of a majority of the shares of common stock represented at the meeting either in person or by proxy and entitled to vote on such matter.

Abstentions and Broker Non-Votes.  Except in the case of Proposal one (election of directors), shares may be voted “ABSTAIN” (“abstentions”). A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in

“street name”), but cannot vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, such as the proposals for the uncontested election of directors and ratification of independent auditors, but not on non-routine matters, such as the proposal to amend and restate the Certificate of Incorporation.

Abstentions and broker non-votes are considered present for determining whether a quorum exists.

Abstentions and broker non-votes have the effect of a vote “AGAINST” Proposal two (amendment and restatement of the Certificate of Incorporation). Abstentions and broker non-votes have no impact on Proposal one (election of directors) and Proposal three (ratification of independent registered public accounting firm).

Householding of Proxy Materials.  In an effort to reduce printing costs and postage fees, we have adopted a practice approved by the Securities and Exchange Commission called “householding.” Under this practice, stockholders who have the same address and last name and have requested to receive a paper copy will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding and request a paper copy will continue to receive separate proxy cards.

If you share an address with another stockholder and requested and received only one set of proxy materials and would like to request a separate copy of these materials, please (1) mail your request to 3Com, 350 Campus Drive, Marlborough, MA 01752, Attn: Investor Relations, or (2) call our Investor Relations department at (508) 323-1198. Similarly, you may contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Bylaws authorize the Board of Directors to fix the number of directors at no less than 6 and no more than 12 members. The exact number of directors is currently fixed at nine (9). Our Board of Directors is divided into two classes (five members in Class I and four members in Class II), with the classes serving for staggered two-year terms. Proposal two set forth in this Proxy Statement is a proposal to amend and restate our Certificate of Incorporation to, among other things, de-classify the Board of Directors so that each member is up for election annually.

You may not vote for more than five (5) nominees at the annual meeting. Each of the five Class I directors to be elected at the 2009 annual meeting is to be elected to hold office until the 2011 annual meeting (or, if Proposal two passes, until the 2010 annual meeting) and until his or her successor has been duly elected and qualified or his or her earlier death, resignation or removal.

The Board of Directors’ nominees as Class I directors are Messrs. Ho, Mao, Sherman and Trempont and Ms. Cote. If a nominee declines to serve or becomes unavailable for any reason, the proxies may be voted for such substitute nominee as the Board of Directors may designate. The Board of Directors believes that all nominees are willing and able to serve if elected.

VOTE REQUIRED

Directors will be elected by a plurality of the shares of common stock represented at the meeting either in person or by proxy and entitled to vote on the election of directors. Votes withheld will not have an effect on this proposal. This means that the five nominees receiving the highest number of votes will be elected as directors. Assuming a quorum is present, abstentions and broker non-votes will have no effect on the election of directors. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” MESSRS. HO, MAO, SHERMAN AND TREMPONT AND MS. COTE.

NOMINEES AND OTHER DIRECTORS

The following table sets forth the name, age, principal occupation during the past five years and the period of service as a director of 3Com Corporation (the “Company” or “3Com”) of each (1) nominee and (2) director whose term of office will continue after the annual meeting. Each nominee currently serves as a director. There are no family relationships among any directors or executive officers.

Nominees for Election

Kathleen A. Cote Director since 2008 Age 60	Ms. Cote is a private investor and advisor providing strategic and operational expertise to technology companies. From May 2001 through June 2003, she was Chief Executive Officer of Worldport Communications, Inc., a provider of internet managed services to the European market. In January 1998, Ms. Cote founded Seagrass Partners, a provider of expertise in business planning and strategic development, and served as its President until May 2001. From November 1996 to January 1998, Ms. Cote served as Chief Executive Officer of Computervision Corporation, an international provider of software for data management and product development software and services. From November 1986 to November 1996, she held various senior management positions with Computervision Corporation. In January 1998, Computervision Corporation was acquired by Parametric Technology Corporation. Ms. Cote is also a director of Western Digital Corporation and VeriSign, Inc.
David H. Y. Ho Director since 2008 Age 50	Since November 2008, Mr. Ho has been the Chairman of Kiina Group, a China-based group of private companies engaged in investment in start-up Internet, communications and technology companies; consulting services for multi-national companies in the Greater China market; and investment in real estate properties. From April 2007 to November 2008, Mr. Ho served as the Chairman of the Greater China Region for Nokia Siemens Networks, a telecommunications infrastructure company that is a joint venture between Finland-based Nokia Corporation and Germany-based Siemens AG. Between April 2004 and March 2007, Mr. Ho served as the President of Nokia China Investment Limited, the Chinese operating subsidiary of Nokia Corporation, a multinational telecommunications company. From January 2002 to March 2007, Mr. Ho also served as Nokia China Investment Limited’s Senior Vice President, Networks — Greater China. Between 2000 and August 2001, Mr. Ho was the Senior Vice President and Chief Operating Officer of Nortel Networks China Limited, the Chinese operating subsidiary of Canada-based Nortel Networks Corporation, a multinational telecommunications company. Between 1998 and 1999, Mr. Ho was the Vice President and General Manager of Nortel Networks China Limited’s Greater China Wireless Solutions division. Prior to joining Nortel Networks China Limited, Mr. Ho spent 15 years working in the Chinese operating subsidiaries of multinational telecommunications companies in roles of increasing responsibility. Mr. Ho serves on the board of directors of Pentair, Inc., Owens-Illinois, Inc. and Sinosteel Corp.

Robert Y. L. Mao Director since 2007 Age 65	Mr. Mao has been our Chief Executive Officer since April 2008 and a member of our Board of Directors since March 2007. Prior to his appointment as Chief Executive Officer, Mr. Mao was most recently our Executive Vice President, Corporate Development from August 2006 to March 2007. Mr. Mao has over 30 years of experience in the telecommunications and IT industries. Before joining 3Com, Mr. Mao was President and Chief Executive Officer of Greater China for Nortel Networks from September 1997 to May 2006 and Regional President of Greater China for Alcatel from September 1995 to September 1997. Nortel and Alcatel are global suppliers of communication equipment serving both service provider and enterprise customers. At these positions, Mr. Mao managed operations in the People’s Republic of China, Taiwan, Hong Kong and Macao. Mr. Mao also held senior managerial and technical positions at Alcatel and ITT in Asia and the U.S. Mr. Mao holds a Master’s degree from Cornell University in Material Science and Metallurgical Engineering and earned a Master’s degree in Management from MIT. Mr. Mao is the past Vice Chairman of the Board of Governors of the Pacific Telecommunication Council (from 2003 to 2005). Mr. Mao serves on the Board of Hurray! Holding Co., Ltd., a wireless value-added services provider.
J. Donald Sherman Director since 2009 Age 44	Mr. Sherman is the Chief Financial Officer of Akamai Technologies, Inc., a leading provider of managed services for powering rich media, dynamic transactions and enterprise applications online. Mr. Sherman has been Akamai’s Chief Financial Officer since March 2006 and was its Senior Vice President and CFO-Elect from November 2005 to March 2006. Prior to joining Akamai, Mr. Sherman was employed by IBM for fifteen years (1990-2005). At IBM, Mr. Sherman served in a variety of finance roles including Vice President, Finance, Systems and Technology Group from January 2005 to October 2005 and Vice President, Finance of IBM’s zSeries Server Division from 2002-2004. Mr. Sherman has an MBA from the University of Chicago and a BA in Economics from Emory University.
Dominique Trempont Director since 2006 Age 55	Mr. Trempont is currently a member of the Board of Directors and Audit Committee of Finisar Corporation, a position he has held since September 2005. Finisar develops and markets optical components and modules for network equipment vendors, instruments and software for communications designers and products and services for large enterprise storage networks. Mr. Trempont also serves on the Board of Directors, and Chairs the Audit Committee, of Energy Recovery, Inc., a company that helps water desalination plants recycle energy used in the desalination process. Mr. Trempont was CEO-in-Residence at Battery Ventures, a venture capital firm, from September 2003 to September 2005. Prior to Battery Ventures, Mr. Trempont was Chairman, President and Chief Executive Officer of Kanisa, Inc., a software company focused on customer self-service, contact center and peer support applications, from May 1999 to November 2002. Mr. Trempont has served as Chief Executive Officer of Gemplus Corporation, a smart card application company, and Chief Financial Officer at NeXT Software. Mr. Trempont began his career at Raychem Corporation, a high-tech material science company focused on the telecommunication, electronics and automotive industries, including holding the position of Chief Audit Officer. Mr. Trempont received an undergraduate degree in Economics from College St. Louis (Belgium), a bachelor’s in Business Administration and Computer Sciences from IAG at the University of Louvain (Belgium) and a master’s in Business Administration from INSEAD.

Continuing Directors
Eric A. Benhamou Director since 1990 Age 53	Mr. Benhamou has been our Chairman of the Board since July 1994. Since June 2005, this position has been in a non-employee capacity. Mr. Benhamou is currently Chairman and Chief Executive Officer of Benhamou Global Ventures, LLC, an investment vehicle he formed in 2004. Mr. Benhamou served as Chief Executive Officer of Palm, Inc. from October 2001 to October 2003. Mr. Benhamou served as our Chief Executive Officer from September 1990 to January 2001 and President from April 1990 through August 1998. Mr. Benhamou is also Chairman of the Board of Cypress Semiconductor Corporation, and a director of RealNetworks, Inc., SVB Financial Group and Voltaire, Inc. Mr. Benhamou also serves on the Executive Committee of TechNet.
Gary T. DiCamillo Director since 2000 Age 58	Mr. DiCamillo is the former President and Chief Executive Officer of RADIA Internationalsm, a group of technical, professional and commercial staffing companies headquartered in Dedham, Massachusetts. In this position from September, 2005 to July, 2009, Mr. DiCamillo was responsible for seven staffing companies in the United States and Europe with revenues of nearly $1.6 billion. Prior to joining RADIA International, Mr. DiCamillo was President and Chief Executive Officer of Technical Aid Corporation®, a large privately held technical and professional staffing company based in Dedham, Massachusetts from 2002 to 2005. Previously, he was Chairman and Chief Executive Officer at the Polaroid Corporation for nearly seven years. He also has served as President of Worldwide Power Tools and Accessories at Black & Decker Corporation and VP/General Manager for Culligan U.S.A., a division of Beatrice Corporation. He began his career in Brand Management at Procter & Gamble Co., followed by several years as a manager at McKinsey & Company. He presently is a board member of the Whirlpool Corporation and the Sheridan Group. He also serves on the Boards of Directors of the Massachusetts Business Roundtable and the Museum of Science and is a Trustee of Rensselaer Polytechnic Institute and Babson College.
James R. Long Director since 2000 Age 66	Mr. Long is the former Executive Vice President of Nortel Networks, a global leader in telephony, data, wireless and wireline solutions for the Internet, a position he held from 1994 to his retirement in 1999. Mr. Long also served as President of Enterprise Solutions of Nortel Networks from 1997 through 1999, President of Nortel World Trade, based in London and Hong Kong, from 1994 through 1997, and Senior Vice President of Nortel’s Asia Pacific Division from 1992 to 1994. Mr. Long is a director of Cypress Semiconductor Corporation.
Ronald A. Sege Director since 2008 Age 52	Mr. Sege has been our President and Chief Operating Officer and a member of our Board of Directors since April 2008. Prior to re-joining 3Com, Mr. Sege served as President and Chief Executive Officer of Tropos Networks, Inc., a provider of wireless broadband networks, from 2004 to 2008. Prior to Tropos, Mr. Sege was President and Chief Executive Officer of Ellacoya Networks, Inc., a provider of broadband service optimization solutions based on deep packet inspection technology, from 2001 to 2004. Prior to Ellacoya, Mr. Sege was Executive Vice President of Lycos, Inc., an internet search engine, from 1998 to 2001. Prior to Lycos, Mr. Sege spent nine years at 3Com Corporation, from 1989 to 1998, serving in a variety of senior management roles including Executive Vice President, Global Systems Business Unit. Mr. Sege holds an MBA from Harvard University and a BA from Pomona College.

PROPOSAL 2:

TO AMEND AND RESTATE OUR CERTIFICATE OF INCORPORATION TO DE-CLASSIFY OUR
BOARD OF DIRECTORS AND ENSURE CONSISTENCY WITH OUR BYLAWS

Our Board of Directors recommends that stockholders approve a proposed amendment and restatement of the Certificate of Incorporation of 3Com Corporation to de-classify our Board of Directors so that all directors are elected annually. The full text of the proposed amendment and restatement proposed to be filed with the Secretary of State of the State of Delaware, if stockholders approve Proposal two, is attached as Appendix A to this Proxy Statement.

Current Board Structure and Proposed De-classification

Our Board of Directors is currently divided into two classes. One class is elected each year, and members of each class hold office for two-year terms. Currently, the term of five directors expires at the 2009 annual meeting and the term of the other four directors expires at the 2010 annual meeting.

If stockholders approve Proposal two, the Board of Directors will be de-classified, stockholders will elect the directors up for election at the 2009 annual meeting for a one-year term and our entire Board of Directors will be up for election at the 2010 annual meeting for a one-year term. Thereafter, at each annual meeting of stockholders, the terms of all directors will expire and their successors will be elected for a one-year term that will expire at the next year’s annual meeting.

Reasons for the Proposed De-classification

Classified boards have been widely adopted and accepted, and they have a long history in corporate law. Proponents of classified boards assert they provide continuity and stability in the management of the business and affairs of a company because a majority of directors always have prior experience as directors of the company. Proponents further assert that classified boards may enhance stockholder value by forcing a potential acquirer to negotiate directly with the board of a target company because the acquirer is unable to replace the entire board in a single election.

Many investors and others have, however, begun to view classified boards as having the effect of reducing the accountability of directors. They argue that the election of directors is the primary means for stockholders to influence corporate governance policies and that a classified board structure reduces the accountability of directors because stockholders are unable to evaluate and elect all directors on an annual basis.

At our 2008 annual meeting of stockholders in September 2008, a non-binding stockholder proposal requesting that the Board of Directors be de-classified passed by a majority of shares cast and a majority of the shares outstanding.

Our Board of Directors has considered the advantages and disadvantages of its classified board structure, and the passage of the non-binding proposal at the 2008 annual meeting, and determined that the de-classification of our Board is in the best interests of the Company and our stockholders. Accordingly, the Board of Directors has recommended to our stockholders that they approve the amendment and restatement of our Certificate of Incorporation as contemplated by Proposal two. Should the stockholders approve Proposal two, the Amended and Restated Certificate of Incorporation will become effective upon filing with the Secretary of State of the State of Delaware, which filing will be made promptly following the stockholders’ meeting.

Additional Changes to the Certificate of Incorporation

In addition to the amendment to the certificate of incorporation to de-classify the Board, if Proposal two is approved, 3Com’s current Certificate of Incorporation will also be amended and restated to conform certain sections of the Amended and Restated Certificate of Incorporation to 3Com’s Bylaws and make other technical changes. We are not asking for separate approval of these additional amendments to our Certificate of Incorporation because these changes do not represent material changes in the rights of 3Com stockholders.

According to applicable SEC rules, corporations are only required to seek separate stockholder approval for amendments to their charter documents that materially affect the rights of their stockholders. We are not required to obtain separate stockholder approval for these additional amendments to the Certificate of Incorporation, but these amendments are part of the changes that are proposed to be made to 3Com’s Amended and Restated Certificate of Incorporation under Proposal two.

VOTE REQUIRED

The affirmative vote of 66 2/3rds of the voting power of the capital stock of the Company outstanding on the record date and entitled to vote generally in the election of directors, voting together as a single class, will be required to approve Proposal two. Assuming a quorum is present, abstentions and broker non-votes will have the effect of a vote “AGAINST” this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE CERTIFICATE OF INCORPORATION.

CORPORATE GOVERNANCE

Board Independence

Our Board of Directors (the “Board”) has determined that each of Messrs. Benhamou, DiCamillo, Ho, Long, Sherman and Trempont and Ms. Cote is independent within the meaning of the listing standards of The NASDAQ Global Select Market (“NASDAQ”). Messrs. Mao and Sege do not qualify as independent directors because they are 3Com employees. The NASDAQ rules have both objective tests and a subjective test for determining who is an “independent director.” None of the directors was disqualified from “independent” status under the objective tests other than those individuals who are employees of 3Com. In assessing independence under the subjective test, the Board took into account the standards in the objective tests, and reviewed and discussed additional information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to 3Com and 3Com’s management. Based on the foregoing, as required by NASDAQ rules, the Board made a subjective determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances. In addition to the board-level standards for director independence, the directors who serve on the Audit and Finance Committee each satisfy additional standards established by the Securities and Exchange Commission (“SEC”).

In making its independence determinations, the Board considered transactions occurring since the beginning of fiscal 2007 between 3Com and organizations with which one or more of our independent directors is affiliated. In making its subjective determination, the Board considered the transactions in the context of the NASDAQ objective standards, the special standards established by the SEC for members of audit committees, and the SEC and Internal Revenue Service (IRS) standards for compensation committee members. In each case, the Board determined that, because of the nature of the director’s relationship with the entity and/or the amount involved, the relationship did not impair the director’s independence. The Board’s independence determinations included reviewing transactions with four 3Com suppliers and vendors. Messrs. Benhamou, Long and Trempont and Ms. Cote each serve on the board of directors of one of these suppliers, and Mr. Sherman is an executive officer of a vendor. In each instance, however, the transaction levels were below the limits established by the objective tests. Each director confirmed he or she did not participate in these business dealings or receive compensation based on them. Further, each director agreed to recuse him or herself from any future involvement in such transactions, and, other than Mr. Sherman, confirmed he or she was not employed by such supplier or vendor and had only minimal equity ownership in the supplier or vendor.

Board Meetings

During fiscal year 2009, our Board held nine (9) meetings of which four (4) were regularly scheduled quarterly meetings, one (1) was a regularly scheduled strategy meeting and four (4) were special meetings. Each director attended at least 75% of the total meetings of the Board and the committees on which he or she served.

Committees of the Board

The Board of Directors has established an Audit and Finance Committee, a Compensation Committee and a Nominating and Governance Committee. In addition, from time to time, the Board designates temporary committees to serve specific functions.

The Audit and Finance, Compensation, and Nominating and Governance committees are separately-designated standing committees and each committee consists of only “independent” directors (as independence is defined under applicable standards, including those of NASDAQ). In addition to being “independent” under NASDAQ’s general independence standards, the Board has determined that each member of the Audit and

Finance Committee meets the additional independence standards set forth by SEC rules. Current membership of each committee is listed below.

Audit and Finance +	Compensation	Nominating and Governance

Dominique Trempont*	Gary T. DiCamillo*	James R. Long *
Kathleen A. Cote	Eric A. Benhamou	Eric A. Benhamou
Gary T. DiCamillo	David H. Y. Ho	Kathleen A. Cote
J. Donald Sherman	Dominique Trempont

*	Current Chair

+	Mr. Sherman joined, and Mr. Long exited, the Audit and Finance Committee on July 31, 2009.

Audit and Finance Committee.  Our Audit and Finance Committee met thirteen (13) times in fiscal year 2009. The Audit and Finance Committee provides oversight over our accounting and financial reporting and audit process, internal control over financial reporting, disclosure controls and procedures and process for monitoring compliance with applicable laws and regulations and the Code of Ethics and Business Conduct. The Audit and Finance Committee reviews general accounting and financial matters, including press releases and SEC filings for quarterly and annual financial results, the annual audit, expense authorizations, capital structure and investments. The Audit and Finance Committee engages, approves services rendered by and oversees our independent registered public accounting firm. The Audit & Finance Committee establishes procedures for accounting-related complaints and reviews the activities and recommendations of our internal audit department. The Audit and Finance Committee also meets regularly with our independent registered public accounting firm and our director of internal audit without management present. The Board has determined that Messrs. Trempont, DiCamillo, Long and Sherman and Ms. Cote, independent members of our Board, is each an Audit Committee Financial Expert, as defined by Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934. The Board has determined that each member of the Audit and Finance Committee meets the required NASDAQ standards for membership on such committee. Our Audit and Finance Committee operates under a written charter, a copy of which is available on our website at http://www.3com.com/corpinfo/en_US/investor/audit_finance.html. The Audit and Finance Committee makes reports to the Board of Directors on a regular basis. Mr. Sherman joined, and Mr. Long exited, the Audit and Finance Committee on July 31, 2009.

Compensation Committee.  Our Compensation Committee met thirteen (13) times in fiscal year 2009. The Compensation Committee determines the total annual compensation arrangements for the Company’s Section 16 officers and directors, approves and administers our equity compensation and stock purchase plans, makes grants of equity awards and determines equity grant guidelines, approves and administers our cash incentive plans and reviews the Company’s overall compensation and benefit policies and programs. The Compensation Committee also evaluates the performance of our Chief Executive Officer and reports the results of such evaluation to the Board. Our Compensation Committee operates under a written charter which is available on our website at http://www.3com.com/corpinfo/en_US/investor/comp_com.html. The Compensation Committee makes reports to the Board on a regular basis.

Nominating and Governance Committee.  Our Nominating and Governance Committee met four (4) times in fiscal year 2009. The Nominating and Governance Committee focuses on the issues surrounding the size, composition and operation of the Board and the evaluation of the Company’s corporate governance. The Nominating and Governance Committee reviews and evaluates all candidates for nomination to the Board, whether submitted by stockholders or recommended by Board members, executives or outside advisors, and makes recommendations to the Board regarding all nominees for Board membership, including filling vacancies. The Nominating and Governance Committee makes recommendations to the Board concerning committee structure, appointment of directors to committees and committee chair positions. The Nominating and Governance Committee reviews issues and developments relating to corporate governance and makes recommendations to the Board for changes to the Company’s corporate governance principles. The Nominating and Governance Committee operates under a written charter which is available on our website at http://www.3com.com/corpinfo/en_US/investor/nom_gov.html. The Nominating and Governance Committee makes reports to the Board of Directors on a regular basis.

Code of Ethics and Business Conduct and Complaint Procedures

Our Code of Ethics and Business Conduct, which is available on our website at www.3com.com, complies with the rules of the SEC and the listing standards of NASDAQ.

The Audit and Finance Committee has adopted procedures for the receipt, treatment and retention of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. These procedures are in compliance with the rules of The NASDAQ Global Select Market and the SEC. Employees may submit complaints to the Company or directly to the Audit and Finance Committee by placing a phone call to a designated phone number referred to as the “Ethics and Compliance Line” or via the web-based alternative method provided by the Company. Our Code of Ethics and Business Conduct, and our internal and external web sites, provide phone numbers and other information on these methods, such as the toll-free phone number to call to make a complaint. Complaints may also be submitted to any member of our senior management team (in person, by email or by telephone) or directly to the Chair of our Audit and Finance Committee. Complaints may be made on an anonymous and confidential basis, if desired. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of a member of our senior management, reviewed by the Audit and Finance Committee or one or more of its representatives, evaluated and (where appropriate) investigated. The Committee will determine what actions to take, if any. We will not retaliate against any person for making a complaint in good faith.

Nomination of Director Candidates

The Nominating and Governance Committee makes recommendations to the Board regarding director nominees. The Nominating and Governance Committee identifies potential director candidates from any outside advisors it may retain, as well as from members of the Board, executive officers and other contacts.

The Nominating and Governance Committee will also consider nominees recommended by any stockholder entitled to vote in the election of directors. The Nominating and Governance Committee uses the same criteria for stockholder-nominated candidates as for other candidates. Any stockholder wishing to nominate an individual for election to the Board must comply with our Bylaws, including the advance notice procedures described at the end of this Proxy Statement, and applicable laws, rules and regulations. A notice containing specified information must be delivered to our Secretary under the timelines specified in the Bylaws. The nomination notice must contain the following information about the nominee, as further set forth in the Bylaws: name; age; business and residence addresses; principal occupation or employment; number of 3Com shares held (including derivative positions); information concerning hedging, short sale or other risk mitigation measures taken with respect to 3Com stock; information concerning transfer of effective voting power (increase or decrease) in respect of 3Com stock; the information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such nominee as a director; a description of all arrangements or understandings between the stockholder and each nominee and any other person pursuant to which the nominations are to be made by the stockholder; a written statement executed by the nominee acknowledging that as a director of the Company, the nominee will owe a fiduciary duty under Delaware law with respect to the Company and its stockholders; and a signed consent of the nominee to serve as a director of 3Com, if elected. At the request of the Board, any person nominated by a stockholder for election as a director must furnish to our Secretary updates to the information contained in the original notice and information reasonably required to determine eligibility to serve as an independent director. The stockholder giving notice also must provide certain specified information in the notice, as further set forth in the Bylaws. Without exception, no person shall be eligible for election or re-election as a director at a meeting of stockholders unless nominated in accordance with the provisions set forth in the Bylaws.

The Nominating and Governance Committee has not specified any minimum qualifications or specific qualities or skills necessary for serving on the Board. However, in its assessment of potential candidates, the Nominating and Governance Committee will review the candidate’s character, business experiences and understanding of the Company’s business environment, and ability to devote the time and effort necessary to fulfill his or her responsibilities, all in the context of the perceived needs of the Board at that time.

In fiscal 2009, the Nominating and Governance Committee retained a consulting firm to assist it in identifying and evaluating potential nominees for board membership. The function of this advisor is to meet with the Nominating and Governance Committee to discuss board needs in respect of new members, identify possible board candidates, screen, interview and evaluate the qualifications of these candidates and make presentations to the Nominating and Governance Committee regarding candidates under consideration. From time to time, the advisor also attends Nominating and Governance Committee meetings at which candidates are discussed and assists the Nominating and Governance Committee in its consideration of these possible nominees. During fiscal 2009, the advisor recommended both Mr. Ho and Ms. Cote as director nominees to be considered by the Nominating and Governance Committee and the full Board. During fiscal 2010, the advisor recommended Mr. Sherman as a director nominee to be considered by the Nominating and Governance Committee and the full Board.

Delegation to Committees

It is our general policy that all Board decisions should be approved by the Board as a whole, unless delegated to a committee. Currently the Board has delegated authority to three standing committees as follows: the Audit and Finance Committee, the Compensation Committee and the Nominating and Governance Committee. All members of the Audit and Finance Committee, Compensation Committee and Nominating and Governance Committee are “independent” within the meaning of the independence standards of NASDAQ, including, in the case of the Audit and Finance Committee, the heightened independence standards required for such committee members under NASDAQ and SEC rules and regulations. Each of these committees has adopted a written charter that is available on our website.

Stockholder Communication with the Board of Directors

Stockholders who wish to communicate with our Board, or with any individual member of the Board, may do so by sending such communication in writing to the attention of the Secretary at the address of our principal executive office with a request to forward the communication to the intended recipient. Stockholder communications must include confirmation that the sender is a stockholder of the Company. All such communications will be reviewed by the Company’s Secretary or Chief Financial Officer, as appropriate, in order to maintain a record of the communication, to assure director privacy and to determine whether the communication relates to matters that are appropriate for review by our Board or by any individual director. Communications will not be forwarded to Board members if they do not relate to the Company’s business, contain material that is not appropriate for review by the Board based upon the established practice and procedure of the Board or contain other improper or immaterial information.

Board Attendance at the Annual Meeting

Although we do not have a formal policy regarding attendance by members of the Board at our annual meetings of stockholders, directors are encouraged to attend annual meetings. In an effort to maximize director attendance at our annual meetings of stockholders, we attempt to schedule a meeting of the Board on the same day as the annual meeting of stockholders. All of our directors in office at the time (except Dr. Raj Reddy whose term ended at such meeting and did not continue after the meeting) attended the 2008 annual meeting of stockholders.

Audit and Finance Committee Pre-Approval Policies

The Audit and Finance Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular services or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management periodically report to the Audit and Finance Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and its fees for the services performed to date. The Audit and Finance Committee also pre-approves the provision of particular services on a case-by-case basis.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee during fiscal year 2009 consisted of Messrs. DiCamillo (Chair), Benhamou, Ho and Trempont. None of these members is or has been an officer or employee of 3Com or any of our subsidiaries except Mr. Benhamou, who joined the Compensation Committee during the 2009 fiscal year, was our Chief Executive Officer from 1990-2001 and was employed as Chairman from 2001-2005. No interlocking relationship existed during fiscal year 2009 between our Board or Compensation Committee and the board of directors or compensation committee of any other company.

***********************************

Board Guidelines on Corporate Governance Issues

Our corporate governance principles are set forth in our “Board Guidelines on Corporate Governance Issues,” which is available on our website at http://www.3com.com. These guidelines cover the following topics, each of which is summarized below:

•	Primary functions of the Board of Directors;

•	CEO and executive officer selection, evaluation and succession planning;

•	Authorization guidelines;

•	Board access to senior management;

•	Leadership of the Board;

•	Charters of standing committees;

•	Board selection process; Committee membership and rotation;

•	Director’s term of office, other activities and retirement;

•	Director orientation and continuing education;

•	Board and committee meetings; and

•	Stock ownership guidelines for non-employee directors.

Primary Functions of the Board of Directors

The Board, which is elected by our stockholders, oversees the conduct of our business by management and reviews our financial objectives and major corporate plans, strategies, actions and capital expenditures. Our directors are expected to promote the best interests of our stockholders in terms of corporate governance, fiduciary responsibilities, compliance with laws and regulations and maintenance of accounting and financial controls.

CEO and Executive Officer Selection, Evaluation and Succession Planning

Our directors participate in the selection and, where appropriate, replacement of our Chief Executive Officer, and regularly approve a succession plan for our Chief Executive Officer and review a succession plan for other senior executives.

Led by the Compensation Committee, the Board conducts an annual performance review of the Chief Executive Officer. Directors also provide input to our Chief Executive Officer for the evaluation and recruitment of our other principal senior executives.

Authorization Guidelines

Consistent with the Board’s power to delegate management of the day-to-day operation of 3Com’s business, the Board exercises business judgment in establishing and revising guidelines for authorization of expenditures or other corporate actions, and these guidelines are periodically reviewed with management.

Board Access to Senior Management

Our directors have complete access to our senior executive officers. Our directors use their judgment to ensure that contact with our senior executive officers is not distracting to our business operation or management reporting structure. Our Board expects our Chief Executive Officer to bring into Board meetings managers who can provide additional insight into the matters being discussed or who have future potential that our Chief Executive Officer believes should be made visible to the Board.

Leadership of the Board

The leadership of the Board includes a Chairman of the Board and a lead independent director. The Chairman chairs meetings of the Board, works with the Chief Executive Officer to set the agenda for Board meetings and coordinates with the Secretary to disseminate materials to Board members. The lead independent director serves as the focal point for independent directors regarding resolving conflicts with the Chief Executive Officer, or other independent directors, and coordinating feedback to the Chief Executive Officer on behalf of independent directors regarding business issues and Board management. The lead independent director also serves as a special counsel to the Chief Executive Officer.

The independent directors meet regularly in executive session without the Chief Executive Officer or other employee-directors present.

Charters of Standing Committees

The current committee structure of the Board includes the following standing committees: Audit and Finance, Compensation and Nominating and Governance. The charters of each standing committee are reviewed periodically with a view to delegating to the committees the authority of the Board concerning specified matters appropriate to such committee.

Board Selection Process; Committee Membership and Rotation

It is expected that all directors will be alert to potential Board candidates with appropriate skills and characteristics and communicate information regarding board selection matters to the Nominating and Governance Committee. The Nominating and Governance Committee evaluates candidates, including any stockholder-nominated candidates whose nomination is submitted under the Bylaw provisions described elsewhere in the proxy statement. The Nominating and Governance Committee recommends to the Board candidates for directorships. The Board endorses the value of seeking qualified directors from diverse backgrounds otherwise relevant to the Company’s mission, strategy and business operations and perceived needs of the Board at a given time.

The Nominating and Governance Committee makes recommendations to the Board for Board committee assignments and committee chair positions. The Board endorses rotating members of the Committees periodically at a five-year interval, but the Board believes that such a rotation should not be mandated since there may be reasons to maintain an individual director’s committee membership for a longer or shorter period.

Director’s Term of Office, Other Activities and Retirement

As an alternative to term limits, the Chair of the Nominating and Governance Committee, in consultation with the Chair, will review each director’s continuation on the board at the conclusion of each term. This will also allow each director the opportunity to confirm his or her desire to continue as a member of the Board.

Each director is required to submit a letter of resignation upon a job change. Such letter is to be accepted or rejected at the discretion of the Chair. 3Com values the experience directors bring from other boards on which they serve and other activities in which they participate, but recognizes that those boards and activities may also present potential conflicts of interest. Accordingly, directors are asked to advise the Chair of the Nominating and Governance Committee before accepting membership on other boards of directors or establishing other significant relationships, particularly those that may result in a change in the director’s relationship to 3Com. Directors may not serve on the board of directors of more than five other public companies and directors that are employed by 3Com may not serve on the board of directors of more than two other public companies. Directors must retire from the Board at the conclusion of any term during which the director reaches the age of seventy years.

Director Orientation and Continuing Education

3Com maintains an orientation program for new directors and provides continuing education for directors on topics relevant to 3Com and its business. 3Com encourages directors to attend appropriate external continuing education programs, and will reimburse directors for the cost of these programs. During every three-year period of service on the board, each director shall attend at least one external continuing education program that is accredited by a recognized corporate governance ratings agency, university or comparable independent body, provided that the Nominating and Governance Committee shall be permitted to waive this requirement in appropriate circumstances.

Board and Committee Meetings

In preparation for meetings of the Board and its committees, the Chairman consults with the Chief Executive Officer regarding the agenda and content and, with support from the Secretary, disseminates to directors on a timely basis briefing materials regarding matters to be included in the meeting agenda, as well as minutes from prior meetings and any written reports by committees. Presentations to the Board may rely on directors having reviewed and digested information set forth in the briefing materials, thus allowing more time for discussion, clarification and feedback. The format of each quarterly Board meeting includes an executive session with the directors and Chairman. In addition, the independent directors meet in executive session on a regular basis. Adequate time is scheduled for completion of matters placed on the agenda of each meeting, including an annual off-site meeting of the Board to review long-term strategy. The Board has the authority to hire its own advisors and to have them present at meetings, as it deems necessary.

Stock Ownership Guidelines for Non-Employee Directors

To further align the interests of non-employee directors and stockholders, each non-employee director is required to own 3Com shares having a value equal to at least two times the non-employee director’s regular annual cash retainer. Non-employee directors shall have five years from the date of commencement of service on the board to attain such ownership levels (or five years from June 17, 2009 for non-employee directors already on the Board at the time this provision was initially implemented). The Nominating and Governance Committee in its discretion may extend the period of time for attainment of such ownership levels in appropriate circumstances.

DIRECTOR COMPENSATION

The following text and tables provide information on 3Com’s annual compensation practices during fiscal year 2009 for our non-employee directors, as well as the actual compensation earned by non-employee directors who served during the 2009 fiscal year. The non-employee director compensation program for fiscal year 2010 is also described. The cash compensation described below is generally payable on a quarterly basis. Members of the Board are reimbursed for travel expenses to attend Board and committee meetings. During fiscal year 2009, our Chief Executive Officer and our President and Chief Operating Officer, each of whom serves on our Board of Directors, did not receive any separate compensation for Board activities and their compensation as 3Com employees is discussed in the section entitled “Executive Compensation.” The Compensation Committee retains the services of leading compensation consulting firms to present relevant market practices and trends regarding director compensation.

Non-Employee Director Compensation

Cash Component

For fiscal year 2009, the cash component of non-employee director compensation consisted of the following elements:

Annual Board Membership Compensation
Chairman of the Board	$100,000
Lead Independent Director	75,000	*
Other Directors	35,000
Committee Membership and Meeting Attendance Compensation
Committee Chair (other than Audit & Finance)	2,500
Committee Chair, Audit & Finance	5,000
Payment for each Board meeting attended	1,000
Payment for each Committee meeting attended	1,000

*	A temporary increase in the retainer for the lead independent director from $45,000 to $75,000 was approved by the Board for fiscal years 2008 and 2009 only. This increase was approved in recognition of the substantial work performed by, and to be performed by, the lead independent director in connection with the transition of the senior leadership of the Company.

Fiscal Year 2010.  Other than as stated below, cash compensation for non-employee directors is expected to remain unchanged for fiscal year 2010:

•	increase in annual Committee Chair compensation from $2,500 to $5,000 for committees other than the Audit & Finance Committee, and from $5,000 to $10,000 for the Audit & Finance Committee; and

•	restoration of the original annual retainer fee amount of $45,000 for the lead independent director as described above.

Equity Component

During fiscal 2009, non-employee directors received options to purchase common stock pursuant to the provisions of our 2003 Stock Plan as follows.

Upon Joining the Board of Directors.  The 2003 Stock Plan provides for the initial grant of an option to purchase shares of our common stock (identified as the “Initial Grant” in the “Director Grants of Plan-Based Awards in 2009 Fiscal Year” table below) to each non-employee director, with a maximum of 120,000 shares to be subject to each such option (or 160,000 shares for the Chairman of the Board and the lead independent director). Additionally, at the time an initial grant is made to a new director, he or she also receives an option grant for a number of shares equal to the number of shares subject to the annual renewal grants made to continuing directors, described below, pro-rated to reflect the number of full months of service remaining prior to the next annual stockholder meeting (identified as the “Pro Rata Grant” in the “Director Grants of Plan-Based Awards in 2009 Fiscal Year” table below).

Annual Grants for Continuing Directors.  For continuing directors, an annual renewal grant is made effective with each regularly scheduled annual stockholder meeting, subject to the same share limits described for initial grants (identified as the “Annual Grant” in the “Director Grants of Plan-Based Awards in 2009 Fiscal Year” table below).

General Provisions.  Subject to the caps described above, the actual number of shares underlying options to be granted for Board service upon joining the Board and annually for continuing directors is established by a committee consisting of all employee-directors. The committee typically acts annually to set its guidelines for the number of options to be granted under the 2003 Stock Plan. All options granted have a seven-year term, and the initial grant vests 25% on each anniversary date of the grant and the pro rata grant and annual renewal grant vest over two years with the first 50% vesting one year after grant and the remaining 50% vesting two years after grant as long as the option holder continues to serve on the Board.

Fiscal Year 2010.  For the period from May 30, 2009 to August 28, 2009, the equity component of director compensation will be the same as in fiscal year 2009. Consistent with recent industry trends and practice, and after considering the advice and recommendation of its independent compensation consultant and a review of comparable data from the peer group, the Compensation Committee has determined to grant restricted stock units to non-employee directors in lieu of stock options, as further described below. This change is effective August 29, 2009, the first day of our second fiscal quarter for our fiscal year 2010. In light of the Compensation Committee’s decision, it is expected that the committee of employee-directors, who administers the grant of options to non-employee directors under the 2003 Stock Plan, will determine to reduce their guidelines for option grants to zero.

•	Upon Joining the Board of Directors. The new director grant guidelines provide for an initial grant of restricted stock units to each non-employee director. The number of shares underlying the restricted stock units will be determined by dividing $115,000 by the average daily closing stock price for the 30 trading day period ending on the last trading day of the month immediately preceding the month of the grant date. For a new director who assumes the position of the Chairman of the Board or lead independent director, the Compensation Committee in its discretion may determine to increase the value delivered. For new non-employee directors, the grant date will be the fifth trading day of the month that immediately follows the month in which that individual first becomes a director and commences service on the Board whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. Initial grants will vest in two equal installments on the anniversary of the grant date over a two-year period, subject to continued Board service.

Additionally, at the time an initial grant is made to a new director, he or she also receives a grant for a number of restricted stock units equal to the number of shares subject to the annual renewal grants described below, pro-rated to reflect the number of full months of service remaining prior to the next annual grant. Pro rata grants will vest in full in one installment on the first anniversary of the grant date, subject to continued Board service.

•	Annual Grants for Directors. An annual renewal grant will be made on the fifth trading day of October to all non-employee directors serving on the Board on such date. The number of shares underlying the restricted stock units will be determined by dividing $85,000 by the average daily closing stock price for the 30 trading day period ending on the last trading day of the month immediately preceding the month of the grant date. Annual grants will vest in full in one installment on the first anniversary of the grant date, subject to continued Board service.

•	Acceleration. In the event service as a director terminates, other than due to removal for cause but including termination due to death or disability, the RSUs shall upon such termination immediately accelerate as to six month’s additional vesting, provided that in the event of a Qualifying Board Retirement, as such term is defined in the 2003 Stock Plan, 100% of the unvested RSUs shall immediately accelerate. If the director is terminated either upon a change-of-control or within one year following a change-of-control, the RSUs will vest 100% immediately prior to the change-of-control. In the event of a change-of-control in which the director is not terminated, the RSUs will be assumed or an equivalent award substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the RSUs, the RSUs shall fully vest.

Director Compensation Tables for Fiscal 2009

The tables below set forth the director compensation, including cash and equity compensation, paid to each non-employee director during fiscal year 2009, including details regarding equity grants and a table showing all outstanding equity awards held at the end of fiscal year 2009.

Director Compensation in Fiscal Year 2009

					Changes in
					Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned		Option	Incentive	Compensation		All Other
	or Paid in	Stock	Awards	Plan	Earnings		Compensation	Total
Name	Cash(1) ($)	Awards ($)	(2) ($)	Compensation ($)	($)		($)	($)

Eric A. Benhamou	118,000	—	103,945	—	—		—	221,945
Kathleen A. Cote(4)	37,750	—	30,880	—	—		—	68,630
Gary T. DiCamillo	109,500	—	70,351	—		(3)	—	179,851
David H. Y. Ho(5)	20,443	—	19,056	—	—		—	39,499
James R. Long	61,500	—	55,290	—	—		—	116,790
Raj Reddy(6)	10,750	—	—	—	—		—	10,750
Dominique Trempont	70,000	—	92,970	—	—		—	162,970

(1)	Includes annual retainer and committee meeting fees as follows: Mr. Benhamou (retainer of $100,000 and meeting fees of $18,000); Ms. Cote (retainer of $23,750 and meeting fees of $14,000); Mr. DiCamillo (retainer of $77,500 and meeting fees of $32,000); Mr. Ho (retainer of $16,443 and meeting fees of $4,000); Mr. Long (retainer of $37,500 and meeting fees of $24,000); Mr. Reddy (retainer of $8,750 and meeting fees of $2,000); and Mr. Trempont (retainer of $40,000 and meeting fees of $30,000).

(2)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R (disregarding forfeiture assumptions), and thus may include amounts from awards granted during and prior to fiscal year 2009. See “Director Grants of Plan-Based Awards in 2009 Fiscal Year” table in this proxy statement for a detailed descriptions of option awards granted in fiscal year 2009.

(3)	Directors are eligible to participate in the Company’s nonqualified Deferred Compensation Plan. The Deferred Compensation Plan allows directors to defer the annual retainer and meeting fees compensation and postpone payment of taxes, and earnings on the deferred amounts, until a later date. The amount deferred is directed to a trust account with Charles Schwab Trust Co., where directors are able to direct their investments within Schwab’s full range of mutual funds. The account administrative fees are paid in full by 3Com. Because it is a nonqualified plan, the money deferred remains an asset of 3Com and is subject to the general creditors of the Company in the event of bankruptcy or insolvency. Mr. DiCamillo is a participant in this program and contributed $144,425 to the program in fiscal year 2009, which amount is higher than total fees earned because it includes amounts paid in fiscal year 2009 that relate to and were reported in fiscal year 2008.

(4)	Ms. Cote joined the Board on September 25, 2008.

(5)	Mr. Ho joined the Board on December 10, 2008.

(6)	Mr. Reddy’s term ended at the September 2008 annual meeting of stockholders. Because Mr. Reddy’s retirement from the board was a “qualified board retirement” under our stock plans, all of his unvested options received vesting acceleration upon his resignation. Because these options were underwater, however, the value of accelerated equity is $0 and therefore no amounts are included in the “All Other Compensation” column.

Director Grants of Plan-Based Awards in 2009 Fiscal Year

						Aggregate
						Number of
						Options
	Initial and Pro	Annual	Special	Exercise	Fair Value at	Outstanding
Non-Employee Director	Rata Grant	Grant	Grant	Price(1) ($)	Grant (2) ($)	5/29/09

Eric A. Benhamou	—	94,000	—	2.1800	103,945	3,804,241
Kathleen Cote	125,333	—	—	2.2200	141,125	125,333
Gary T. DiCamillo	—	67,500	—	2.1800	74,642	476,970
David H.Y. Ho	117,000	—	—	2.5600	149,479	117,000
James R. Long	—	50,000	—	2.1800	55,290	333,350
Raj Reddy	—	—	—	—	—	354,750
Dominique Trempont	—	50,000	—	2.1800	55,290	175,333

(1)	The exercise price is equal to the closing price of the Company’s common stock as quoted on NASDAQ on the date of grant.

(2)	The grant date fair value is generally the amount the Company would expense in its financial statements over the award’s service period, which is calculated using the Black-Scholes option-pricing model.

Director Outstanding Equity Awards at 2009 Fiscal Year-End

	Number of
	Securities		Number of
	Underlying		Securities
	Unexercised		Underlying
	Options (#)		Options (#)		Option Exercise	Option
Name	Exercisable		Unexercisable		Price ($)	Expiration Date

Eric A. Benhamou	99,245	(1)	0		$5.2179	06/14/2009
	1,013,692	(1)	0		$5.5416	07/21/2009
	263,560	(1)	0		$5.9818	09/13/2009
	111,506	(1)	0		$8.9210	12/10/2009
	202,738	(1)	0		$11.7565	07/11/2010
	1,663,000	(1)	0		$13.6875	08/01/2010
	37,500	(2)	0		$4.0700	10/16/2012
	75,000	(2)	0		$6.1500	09/23/2010
	75,000	(2)	0		$4.3200	09/22/2011
	75,000	(2)	0		$4.0400	09/28/2012
	94,000	(2)	0		$4.4100	09/20/2013
	0		94,000	(2)	$2.1800	09/24/2015
Kathleen Cote	0	(1)	79,500		$2.2200	10/07/2015
	0	(2)	45,833		$2.2200	10/07/2015
Gary T. DiCamillo	79,500	(1)	0		$10.0625	12/13/2010
	31,720	(2)	0		$10.0625	12/13/2010
	39,750	(2)	0		$3.7900	09/20/2011
	39,750	(2)	0		$4.2600	09/24/2012
	39,750	(2)	0		$6.1500	09/23/2010
	39,750	(2)	0		$4.3200	09/22/2011
	39,750	(2)	0		$4.0400	09/28/2012
	67,500	(2)	0		$4.4100	09/20/2013
	16,000	(2)	16,000		$2.6100	05/06/2015
	0	(2)	67,500		$2.1800	09/24/2015

	Number of
	Securities		Number of
	Underlying		Securities
	Unexercised		Underlying
	Options (#)		Options (#)	Option Exercise	Option
Name	Exercisable		Unexercisable	Price ($)	Expiration Date

David H.Y. Ho	0	(1)	79,500	$2.5600	01/08/2016
	0	(2)	37,500	$2.5600	01/08/2016
James R. Long	34,600	(2)	0	$18.0000	12/13/2010
	39,750	(2)	0	$3.7900	09/20/2011
	39,750	(2)	0	$4.2600	09/24/2012
	39,750	(2)	0	$6.1500	09/23/2010
	39,750	(2)	0	$4.3200	09/22/2011
	39,750	(2)	0	$4.0400	09/28/2012
	50,000	(2)	0	$4.4100	09/20/2013
	0	(2)	50,000	$2.1800	09/24/2015
Raj Reddy	39,750	(2)	0	$4.0400	09/28/2012
	39,750	(2)	0	$4.3200	09/22/2011
	39,750	(2)	0	$6.1500	09/23/2010
	39,750	(2)	0	$4.2600	09/24/2012
	39,750	(2)	0	$3.7900	09/20/2011
	26,500	(2)	0	$10.1250	01/19/2011
	79,500	(1)	0	$10.1250	01/19/2011
	50,000	(2)	0	$4.4100	09/20/2013
Dominique Trempont	39,750	(1)	39,750	$4.9000	10/23/2013
	45,833	(2)	0	$4.9000	10/23/2013
	0	(2)	50,000	$2.1800	09/24/2015

(1)	The total option award (which is the sum of the number of shares exercisable, unexercisable and exercised) vests over four years.

(2)	The total option award (which is the sum of the number of shares exercisable, unexercisable and exercised) vests over two years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information, as of July 27, 2009, with respect to the beneficial ownership of our common stock by:

•	each individual or entity whom we know to own beneficially more than five percent of our common stock;

•	each director and nominee;

•	each of the executive officers listed in the “Summary Compensation Table for Fiscal Year 2009” table included in this proxy statement; and

•	all of our directors and current executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes those persons who have voting or investment power with respect to the securities. Unless otherwise indicated, all persons named as beneficial owners of common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. In addition, unless otherwise indicated, all persons named below can be reached at 350 Campus Drive, Marlborough, Massachusetts 01752.

		Common Stock		Ownership
	Number of	Subject to		Percent of
	Shares of	Right to	Total	Common Stock
	Common Stock	Acquire	Beneficial	Beneficially
Name and Address of Beneficial Owner	Owned	Within 60 Days	Ownership	Owned(1)

5% Stockholders
Wells Fargo & Company and certain subsidiaries(2)	29,902,917	—	29,902,917	7.7%
420 Montgomery Street San Francisco, CA 94104
Barclays Global Investors, NA and related entities(3)	27,018,520	—	27,018,520	6.9%
400 Howard Street San Francisco, CA 94105
LSV Asset Management(4)	20,747,900	—	20,747,900	5.3%
1 N. Wacker Drive, Suite 4000 Chicago, IL 60604
Non-Employee Directors and Director Nominees
Eric A. Benhamou(5)	1,208,146	2,644,304	3,852,450	1.0%
Kathleen A. Cote	—	—	—	*
Gary T. DiCamillo	11,000	427,220	438,220	*
David H. Y. Ho	—	—	—	*
James R. Long	162,800	308,350	471,150	*
J. Donald Sherman	—	—	—	*
Dominique Trempont	—	110,583	110,583	*
Named Executive Officers — PEO and PFO
Robert Y. L. Mao(6)	476,429	564,750	1,041,179	*
Jay Zager(7)	388,842	450,000	838,842	*
Named Executive Officers — Other Executives (alphabetical)
Neal D. Goldman(8)	784,738	1,343,750	2,128,488	*
Ronald A. Sege(9)	867,333	500,000	1,367,333	*
Dr. Shusheng Zheng(10)	91,768	—	91,768	*
All directors and current executive officers as a group (12 persons)(11)	3,991,056	6,348,957	10,340,013	2.6%

*	1% or less

(1)	Percentage of beneficial ownership is based on 391,070,154 shares of common stock outstanding as of July 27, 2009. Shares of common stock subject to right to acquire within 60 days of July 27, 2009 (i.e., options currently exercisable, or exercisable within 60 days of July 27, 2009, and restricted stock units vesting within 60 days of July 27, 2009), are deemed outstanding for computing the percentage of the person holding such rights but are not deemed outstanding for computing the percentage for any other person.

(2)	Based on a Schedule 13G (Amendment No. 3) that was filed with the SEC on April 30, 2009 by Wells Fargo & Company on its own behalf and on behalf of certain of its subsidiaries named in the filing.

(3)	Based on a Schedule 13G that was jointly filed with the SEC on February 5, 2009 by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland AG).

(4)	Based on a Schedule 13G that was filed with the SEC on February 17, 2009 by LSV Asset Management.

(5)	Includes 1,208,146 shares of common stock held in a trust of which of which Mr. Benhamou is a trustee.

(6)	Does not include 1,000,000 shares underlying unvested restricted stock units granted to Mr. Mao. Mr. Mao is also a director of the Company.

(7)	Includes 225,000 unvested shares of restricted stock issued to Mr. Zager.

(8)	Includes 185,000 unvested shares of restricted stock issued to Mr. Goldman. Also includes 571,459 shares of common stock held in The Neal D. Goldman Trust, a revocable trust of which Mr. Goldman and Angela Goldman are trustees.

(9)	Includes 666,666 unvested shares of restricted stock issued to Mr. Sege. Mr. Sege is also a director of the Company.

(10)	Does not include 66,666 shares underlying unvested restricted stock units granted to Dr. Zheng.

(11)	Includes 1,076,666 unvested shares of restricted stock issued to executive officers. Does not include 1,066,666 unvested shares of restricted stock units granted to executive officers.

The following table summarizes information related to our equity compensation plans as of May 29, 2009:

Equity Compensation Plan Information

			Number of Securities
			Remaining Available
			for Future Issuance
			Under Equity
	Number of Securities		Compensation Plans
	to be Issued upon	Weighted Average	(Excluding Securities
	Exercise of	Exercise Price of	Reflected in
Plan Category(1)	Outstanding Options	Outstanding Options	1st Column)

Equity compensation plans approved by stockholders	19,512,217	$5.1084	37,786,817
Equity compensation plans not approved by stockholders(2)	7,236,843	5.1141	—

Total	26,749,060	$5.1099	37,786,817

(1)	The weighted average remaining term of all outstanding options as of May 29, 2009 was 3.36 years.

(2)	Consists of (1) 4,161,843 shares available for issuance pursuant to outstanding options under our 1994 Stock Option Plan, (2) 500,000 shares that are available for issuance pursuant to outstanding options under a Stand Alone Stock Option Agreement with Jay Zager, our Executive Vice President, Chief Financial Officer, (3) 2,000,000 shares that are available for issuance pursuant to outstanding options under a Stand Alone Stock Option Agreement with Ronald Sege, our President and Chief Operating Officer, (4) 500,000 shares that are available for issuance pursuant to outstanding options under a Stand Alone Stock Option Agreement with Saar Gillai, our Senior Vice President, Worldwide Products and Solutions and (5) 75,000 shares that are available for issuance pursuant to outstanding options under a Stand Alone Stock Option Agreement with Eileen Nelson, our former Senior Vice President, Human Resources. None of these plans were required to be approved by stockholders. The 1994 Stock Option Plan was terminated as to future grants. Does not include an aggregate of 1,612,095 shares of common stock to be issued (subject to vesting) upon the exercise of outstanding option grants, with a weighted average exercise price of $1.7208 per share, assumed by 3Com in connection with various acquisitions. The option plans relating to such outstanding options were approved by the respective security holders of the acquired companies.

Disclosure Regarding Non-Stockholder-Approved Plans.  The 1994 Stock Option Plan (“1994 Plan”) provided for the grant of stock options to employees other than officers and directors. The 1994 Plan, which was not approved by stockholders, was terminated as to future grants as of September 23, 2003. The 1994 Plan is administered by the Compensation Committee, which has the power to determine matters relating to outstanding option awards under the 1994 Plan, including conditions of vesting and exercisability. Options granted under the 1994 Plan expire no later than 10 years from the grant date. Options granted under the 1994 Plan generally vest two or four years from the date of grant. Options for Messrs. Sege, Zager and Gillai and

Ms. Nelson under their respective Stand Alone Stock Option Agreements have a term of 7 years from the date of grant and vest and become exercisable in four equal annual installments on the anniversary of the date of grant assuming continued employment. Messrs. Sege, Zager and Gillai and Ms. Nelson also received restricted stock under respective Stand Alone Restricted Stock Agreements, vesting in equal annual installments over three years assuming continued employment.

RELATED PERSON TRANSACTIONS

We have no “related party transactions” as defined by Item 404 of Regulation S-K.

It is the policy of the Board that all “related party transactions” be subject to approval or ratification in accordance with the procedures set forth below. In furtherance of relevant NASDAQ rules and 3Com’s commitment to corporate governance, the charter of the Audit and Finance Committee provides that the Audit and Finance Committee shall review all “related party transactions” for potential conflict of interest situations on an ongoing basis, and all such transactions must be approved by the Committee. The Audit and Finance Committee also adopted a separate policy intended to provide more detail as to the procedures to be followed in implementing the Audit and Finance Committee’s responsibilities under its charter. The material terms of the policy are as follows:

•	the Audit and Finance Committee shall review the material facts of all related party transactions that require the Committee’s approval and either approve or disapprove of the transaction;

•	in determining whether to approve or ratify a transaction, the Audit and Finance Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction;

•	no director shall participate in any discussion or approval of a transaction for which he or she is a related party, except that the director shall provide all material information concerning the transaction to the Audit and Finance Committee;

•	if a transaction will be ongoing, the Audit and Finance Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related party; thereafter, the Audit and Finance Committee, on at least an annual basis, shall review and assess ongoing relationships with the related party to see that they are in compliance with the Audit and Finance Committee’s guidelines and that the transaction remains appropriate; and

•	as a general matter, the Company’s Chief Compliance Officer and his or her delegates will assist the Audit and Finance Committee in compiling and interpreting information received that bears on related party transactions.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

3Com operates in a rapidly changing, complex and extremely competitive business environment. As such, the need to attract, retain and motivate executive talent is paramount in accomplishing 3Com’s business objectives. 3Com’s executive compensation program is designed to drive organizational performance by delivering significant value to executives when the business achieves or exceeds its objectives. The goals of 3Com’s executive compensation program are to:

•	pay for performance, balancing among short-, mid- and long-term performance goals;

•	attract, retain and motivate highly qualified executives with market-relevant and competitive compensation programs;

•	align rewards with stockholder value creation;

•	promote leadership continuity under challenging and rapidly changing business conditions;

•	manage cost of compensation programs and dilution to stockholders; and

•	provide transparency so that executives and other stockholders understand the executive compensation program and the objectives it seeks to achieve.

The following officers, each of whom is a “Named Executive Officer” (“NEO”) as defined in this Proxy Statement, are included in this analysis:

•	Robert Y. L. Mao, Chief Executive Officer;

•	Jay Zager, Executive Vice President and Chief Financial Officer;

•	Neal D. Goldman, Executive Vice President and Chief Administrative and Legal Officer and Secretary;

•	Ronald A. Sege, President and Chief Operating Officer; and

•	Dr. Shusheng Zheng, Executive Vice President, 3Com, and Chief Executive Officer, H3C.

Overview of Compensation Practices

Role of the Compensation Committee.  The Compensation Committee, (the “Committee”) reviews salaries and other compensation arrangements for eligible members of our Board and those officers subject to the reporting requirements of Section 16 of the Securities Act of 1934, as amended (“Executives”). The Committee approves such compensation and advises the full Board on general aspects of 3Com’s compensation and benefit policies. Although the Committee receives and considers input from Company Executives, compensation consultants and legal advisers, it does not delegate decision-making authority on compensation for the Executives or Directors. A detailed discussion of the Committee’s structure, roles and responsibilities and related matters can be found above under the heading “Committees of the Board.” The Committee operates under a written charter that is available on 3Com’s website at http://www.3com.com/corpinfo/en_US/investor/comp_com.html. The Committee meets as often as necessary to discharge its responsibilities. In fiscal year 2009, the Committee met 13 times in a combination of regularly scheduled and special meetings, and met in executive session 10 times, 4 times with the Chief Executive Officer or Chief Operating Officer present for portions of the session. The Secretary and/or the Assistant Secretary were present in most executive sessions for purposes of transcribing the minutes.

At least annually, the Committee reviews 3Com’s Executive compensation programs and policies in light of the above philosophy and in relation to changes and trends in the marketplace. The Committee determines whether each Executive’s total compensation is consistent with the compensation philosophy and market data, and makes adjustments as necessary. When making compensation decisions, the Committee takes into account market data for Executives with comparable responsibilities at 3Com’s peer group companies and other factors, including each Executive’s individual performance (particularly over the past year), the scope of his role at the Company, his expected future contributions, financial and operational results attributable to each Executive, each Executive’s historical compensation, any retention concerns, and the Chief Executive Officer’s recommendations in the case of Executives other than himself. The Committee also takes into consideration input from stockholders, such as the 2008 stockholder proposal requesting performance elements be included in executive stock options. In designing compensation for individual Executives, the Committee may choose to implement incentive programs that take into account the region or specific functional area for which the Executive is primarily responsible. In looking at historical compensation, the Committee looks at total compensation earned over time, including base salary, bonus payouts and the unvested and vested value inherent in equity awards, among other factors.

Role of the Compensation Consultants.  The Committee retains the services of leading compensation consulting firms (collectively, “Compensation Consultants or Consultants”) to advise on appropriate peer group firms, pay levels and mix, incentive plan design, performance measurement, and other relevant market practices and trends. The Compensation Consultants also collect and analyze relevant market data or “benchmarks” from peer group companies and industry-specific surveys in each of these areas. They prepare reports for, deliver presentations to and engage in discussions with the Committee about their observations and analysis of the information collected. Such reports, presentations, and discussions address topics ranging from the strategic considerations for compensation of the Company’s Executives and Directors to potential tax and accounting implications and dilutive impact of various compensation elements and specific adjustments of particular elements of both Executive and Director compensation. At the Committee’s direction, the Consultants’ reports and presentations contain extensive analysis of the Company’s historical Executive compensation programs, detail the various individual elements for each Executive, and compare elements of and overall compensation among the individual Executives and to comparable positions in the Company’s peer group when possible. The Consultants’ materials describe a range of alternative compensation structures and ranges, as well as certain recommendations for the Committee’s consideration. Similarly, the Consultants provide presentations on Director compensation that detail and compare both individual elements of and overall compensation with the Company’s peer group and set forth a range of alternatives and recommendations for the Committee’s consideration.

The Compensation Consultants also review and provide input and guidance into the development of the Company’s annual proxy statement regarding Executive and Director compensation matters. The Compensation Consultants provide a limited amount of other advice and consulting services for consideration by the Committee, primarily in the area of 3Com’s equity program. The Compensation Consultants work independently for the Compensation Committee and provide no other services to the Company. For fiscal year 2009, the Committee retained both Pearl Meyer & Partners and DolmatConnell & Partners. For fiscal year 2010, the Committee retained Pearl Meyer & Partners.

Role of Executives and Other Employees in Compensation Matters.  The Chief Executive Officer is not involved in the Committee’s determination of his compensation. He does, however, annually review the performance and contribution of the other Executives. The conclusions reached and recommendations based on these reviews, including salary adjustments, semi-annual or special bonus awards and equity grants, are presented to the Committee for its consideration. The Committee may and has in the past exercised its discretion in modifying, accepting or rejecting these recommendations. 3Com’s Chief Financial Officer participates with the Chief Executive Officer to provide information to enable the Committee to consider, evaluate and approve the financial metrics and targets used in 3Com’s cash incentive bonus plans and performance-based equity grants. 3Com’s Chief Administrative and Legal Officer and Secretary, 3Com’s General Counsel — Operations and Assistant Secretary and 3Com’s Senior Director of Human Resources assist in the development of the agenda and materials for the meetings, render advice to the Committee and facilitate the interaction between the Compensation Consultants and the Committee as the case warrants. These individuals attend parts of meetings of the Compensation Committee. The Committee regularly meets in executive session to discuss and decide elements of the compensation of the Chief Executive Officer and other Executives, sometimes with the presence of the Secretary and/or Assistant Secretary and sometimes without.

Market Positioning.  The Committee targets Executive compensation with respect to the relevant competitive market. The competition among high technology companies for qualified executives is intense, and 3Com’s strategic plans depend heavily on a committed (in both the short-term and the long-term) and highly qualified Executive team. In addition, due to the significance of the Company’s China operations, the fact we operate globally and our status as a U.S. public company, attracting and retaining qualified Executives that have expertise in the high technology market in China, understand global business requirements in our relevant markets and/or possess bi-cultural skills with respect to China and the U.S. is particularly important. The pool of available Executive talent that meets one or more of these criteria is more limited, and, consequently, the competition for these individuals can be more intense. In consideration of the foregoing factors, the Committee generally targets Executive total direct compensation, which includes base salary, bonus, and long-term incentives, at the 65th to 75th percentile of the peer group described below. Compensation for any Executive may vary from target, up or down, based on performance, tenure, experience, prior compensation and other factors that may be judged as critical and pertinent by the Committee. While market data from 3Com’s peer group is considered by the Committee to assist in setting a range for the individual and combined elements of compensation for Executives, it is not solely determinative. For instance, the Committee has exercised its discretion to exceed a bench-marked component when it deems necessary to recruit, retain or reward a key Executive or to set a component below the bench-mark when appropriate (such as setting a base salary lower than the targeted percentile in recognition of the higher upside potential of incentive compensation). Also, the peer group data does not always contain appropriate comparables for certain positions. In such circumstances, the Committee considers the scope of the role and responsibilities, the individual’s performance and how the compensation compares to that of other Executives.

Peer Group.  Periodically, the Committee, working with its Compensation Consultants, reviews its peer group to ensure that the companies selected are appropriate for compensation and performance comparison purposes. The table below presents the peer group used by the Committee for pay comparisons and for evaluating 3Com’s relative performance for much of fiscal year 2009, including relevant comparison metrics as of May 2008, when the peer group was originally selected. These peer companies were selected using the following criteria: status as a U.S.-based actively-traded public Company, annual revenue, market capitalization and product and industry similarity.

	Most Recent Four
	Quarters Revenue	Market
Company	($M)	Cap ($M)

ADC Telecommunications, Inc.	$1,363	$1,608
ARRIS Group, Inc.	992	778
Brocade Communications Systems	1,361	2,895
Ciena Corp.	842	2,248
CommScope, Inc.	1,931	2,790
Foundry Networks	607	1,781
JDS Uniphase	1,468	2,936
NETGEAR, Inc.	728	767
Palm, Inc.	1,424	692
Plantronics, Inc.	842	921
Polycom, Inc.	930	1,979
Tellabs, Inc.	1,913	2,723

25th Percentile	842	886
50th Percentile	1,176	1,880
75th Percentile	1,435	2,740

3Com	1,285	1,324

At the end of fiscal year 2009 the Committee, with the assistance of Pearl Meyer & Partners, reevaluated the peer companies using the following criteria: status as a U.S.-based actively-traded public Company, annual revenue, market capitalization, product and industry similarity, global presence, and with respect to any ownership and/or business model changes (i.e. acquisition, divestitures, etc.) among the 2008 peer group. The Committee then altered the composition of the peer group to better reflect the market for executive talent in which 3Com competes. Based on this analysis, for fiscal year 2010, the Committee selected a peer group to be used for pay comparisons, including base salary, total target cash (i.e., base salary + target incentive bonus), and long-term incentives (e.g., equity) and for evaluating 3Com’s relative performance and equity dilution. The peer group is presented in the table below, including relevant comparison metrics as of April 4, 2009.

	Most Recent
	Four Quarters
	Revenue	Market Cap	Market Cap to	% of Int’l	# of
Company	($M)	($M)	Revenue Ratio	Sales	Employees

ADC Telecommunications Inc.	$1,372.2	$424.1	0.3	43%	10,600
ARRIS Group, Inc.	$1,144.6	$907.1	0.8	29%	1,838
Brocade Communications Sys	$1,550.7	$1,335.1	0.9	33%	2,843
Ciena Corp.	$842.4	$705.4	0.8	37%	2,203
CommScope, Inc.	$4,016.6	$824.9	0.2	53%	15,000
F5 Networks, Inc.	$661.6	$1,663.3	2.5	42%	1,694
JDS Uniphase Corp.	$1,511.9	$698.9	0.5	58%	7,100
Juniper Networks, Inc.	$3,572.4	$7,858.1	2.2	51%	7,014
NETGEAR Inc.	$743.3	$414.2	0.6	N/A	579
Palm, Inc.	$945.3	$1,152.7	1.2	29%	1,050
Polycom, Inc.	$1,069.3	$1,286.3	1.2	52%	2,648
Tellabs, Inc.	$1,729.0	$1,812.3	1.0	32%	3,228

25th Percentile	$919.5	$671.1	0.5	33%	2,112
50th Percentile	$1,258.4	$866.0	0.8	40%	3,031
75th Percentile	$1,595.3	$1,298.5	1.1	51%	7,035

3Com	$1,343.2	$1,195.1	0.9	81%	6,103

Components of Executive Compensation

Executive compensation at 3Com consists of base salary, a short-term performance-based cash incentive opportunity, a long-term incentive opportunity (consisting primarily of equity-based vehicles and, in limited cases, cash-based programs such as the program for Dr. Shusheng Zheng for fiscal year 2009), and a limited number of perquisites and other benefits. 3Com has selected these elements of compensation because each is considered useful and/or necessary to meet one or more of the principal objectives of 3Com’s compensation philosophy and is typically provided throughout the industry. The table below describes how these elements of Executive compensation link to the compensation philosophy.

Align with
		Deliver Market	Stockholder	Promote	Provide
	Pay for	Relevant	Value	Leadership	Program
Compensation Programs	Performance	Compensation	Creation	Continuity	Transparency

Base Salary Program		X		X	X
Short-Term Incentives
• 3Bonus Program	X	X			X
• China-based Bonus Program	X	X			X
Long-Term Incentives				X
• Stock Option Grants	X	X	X		X
• Time-Based Restricted Shares	X	X	X	X	X
• Performance Contingent Restricted Shares	X	X	X		X
• China-based Cash LTI	X	X	X	X	X
Other Compensation and Benefits Programs	X	X		X	X

In determining the value of each compensation element for each Executive, the Committee considers available competitive market data based on the established peer group and relative to the targeted market positioning (as discussed above). Individual responsibilities, individual performance, and criticality of the

Executives’ function are also considered in determining the value of each compensation element for each Executive. The Committee may also alter one or more components of an Executive’s compensation to ensure comparable treatment with respect to another Executive’s compensation in certain cases where it deems such treatment to be appropriate or desired to reward the Executive or for retentive purposes. For both fiscal year 2009 and fiscal year 2010 the Committee conducted Executive compensation reviews and made determinations regarding the appropriateness of each element of each Executive’s compensation as described below.

Base Salary.  Base salaries provide a fixed amount of compensation for the Executive’s work responsibilities. In determining each Executive’s base salary, the Committee considers competitive market data based on the established peer group, individual roles, responsibilities and performance, promoting longevity and equal or comparable treatment among certain Executives. In June 2008 and again in June and July 2009, the Committee conducted its annual Executive compensation review. For fiscal year 2009, based upon the peer group data, appropriate supplemental data, and 3Com’s overall performance, as well as the Committee’s assessment that equity grants to Executives provided more direct alignment than cash compensation with stockholder interests and the principles of pay-for-performance, the Committee did not increase base salary levels. In fiscal year 2010, the Committee again determined that a greater emphasis on equity compensation than cash compensation best aligns the interests of the Executives with the stockholders, but did make adjustments to the base salary of two Executives. The Committee determined that an increase to Dr. Zheng’s base salary from $351,288 to $431,792 was appropriate in consideration of both his increased responsibilities as an Executive Vice President of the Company (including his oversight of our entire Asia-Pacific region, the global engineering function and the global supply chain function), the resulting promotion to Executive Vice President, 3Com and Chief Executive Officer, H3C, and the notable over-performance in our China subsidiary’s calendar year 2008 and the continued growth in 3Com’s second half of fiscal year 2009 of the China-based business for which he was and is directly responsible. Also, in recognition that Mr. Zager’s total cash compensation was below the targeted 65th percentile, and noting the intensifying upward market pressure on Chief Financial Officer cash compensation, Mr. Zager’s base salary was increased from $400,000 to $430,000. The Committee did not adjust the base salaries of the other Executives, and noted that the Chief Executive Officer, Mr. Mao, and President and Chief Operating Officer, Mr. Sege, had joined the Company in mid 2008, at which time their initial base salaries had been considered at some length and no adjustment was warranted as a result of the current year evaluation.

Cash Incentive Bonus.  3Com’s Cash Incentive Bonus program (3Bonus) is designed to place a significant portion of each Executive’s cash compensation “at risk” relative to the Company’s short-term performance. To this end, the Company has established a target annual performance-based cash incentive opportunity for each Executive expressed as a percentage of base salary. In establishing the amount of target incentive, the Committee evaluates the total target cash compensation (base salary + target incentive) relative to cash compensation delivered to incumbent executive officers in similar roles within the peer group, individual responsibilities and whether comparable treatment among certain Executives is desired or appropriate. The actual award earned may be higher or lower than this target incentive amount based on Company performance, regional and/or individual performance and considerations of comparable treatment among Executives. Based on its annual review conducted in June 2008 and again in July 2009, the Committee determined that changes to the target bonus percentages for Executives were not necessary or appropriate in view of the above criteria. The table below indicates the percentage of base salary associated with target bonuses for each Executive under the 3Bonus Program during fiscal year 2009.

		Target
		Annual
		Bonus
		Based on	Target	Total Annual	Total
	Annual	% of Base	Annual Bonus	Target Cash	Actual Cash
Officer	Salary	Salary	Opportunity	(Base + Bonus)	(Base + Bonus)

Robert Y. L. Mao	$650,000	100	$650,000	$1,300,000	$1,517,750
Jay Zager	400,000	65	260,000	660,000	747,100
Neal D. Goldman	375,000	65	243,750	618,750	700,406
Ronald A. Sege	500,000	80	400,000	900,000	1,034,000
Dr. Shusheng Zheng(1)	351,288	67	234,192	585,480	1,398,818

(1)	Dr. Zheng’s compensation information has been converted from RMB to USD using a conversion rate of .14637 RMB to 1 USD.

The Committee believes that the Company’s annual business plan and near-term business objectives are best supported by a cash incentive plan for Executives tied to performance goals established for a period of one year or less. Because of the rapidly changing industry in which 3Com competes, the Committee believes that annual or semi-annual goals can be established with greater specificity and linkage to the operating plan objectives and with less risk of error or misalignment than would be the case with a longer measurement period. The Committee also believes that goals that can be achieved over an annual or semi-annual period play an important role in motivating performance and promoting retention. Moreover, the Committee believes that establishing annual or semi-annual plans provides the Company with the flexibility to adjust the structure and objectives of its plan to meet changes in the Company’s business and competitive environment.

For fiscal year 2009, the Committee determined that 3Bonus for Executives would be a semi-annual program as it related to the consolidated metrics. In order to transition Dr. Zheng’s compensation from a structure that was in part dependent on the China-based business to one that more completely aligned with the Company-wide business, the Committee structured a portion of his incentive compensation for the first half of fiscal year 2009 on a China-based program and a portion on consolidated metrics, but shifted him completely to a Company-wide plan in the second half.

The Committee selected financial metrics and established performance targets for each metric, with input from the Chief Executive Officer and Chief Financial Officer, for each 3Com fiscal half and, in the case of Dr. Zheng, for the China-based portion of his program for our China subsidiary’s calendar year 2008. The metrics used were revenue, cash from operations and non-GAAP operating profit. The Company defines non-GAAP operating profit to exclude restructuring, amortization, stock-based compensation expense and special items the Committee believes are unusual and outside of the Company’s on-going operations. These metrics were selected based on their criticality to near-term and mid-term business performance. Accordingly these metrics establish a set of concrete financial goals and priorities for Executives and, by extension, their various organizations and teams. In addition, these metrics were intended to emphasize the priorities of growth, profitability and cash generation. The Committee believes that these metrics, appropriately weighted, prioritize and promote responsible risk-taking, efficiency and expense management, and are designed to align Executive compensation with stockholder value creation.

The performance targets for each selected metric are set such that they are attainable only with significant effort while at the same time still making them achievable with various degrees of difficulty reflected in the various payout levels: threshold, target and maximum. The threshold level reflects the minimum acceptable performance meriting bonus, based on the Board-approved internal financial plan for the period (“Financial Plan”); the target level reflects performance at the levels established by the Company’s Financial Plan; and the maximum level reflects performance substantially above the Company’s Financial Plan. For the 3Bonus plans occurring in fiscal year 2009 (as described above), the “target” for each metric was based on the Financial Plan for each fiscal half and, in the case of the China-based metrics, for the China subsidiary’s calendar year 2008. The threshold level reflected sustained or increased business performance relative to previous performance periods. The target level was set at a level deemed challenging but achievable considering historical business performance and other contextual factors at the time these metrics were set.

Total 3Bonus payout potential ranges from 0% - 200% of target amounts. For each metric included in the two semi-annual program cycles, the achievement of the threshold value would result in a payout of 50% of target bonus amounts, the achievement of the target value would result in a payout of 100% of target bonus amounts and the achievement of the maximum value would result in a maximum payout of 200% of target bonus amounts. The program calls for actual payout to be based on a sliding scale for achievement attained in between specific levels, although no payout results unless, at a minimum, the threshold achievement level is attained for a specific metric. The total period payout is comprised of the payout values for each individual metric. For each metric included in the calendar year program cycle solely for Dr. Zheng (i.e., China-based metrics), the achievement of the threshold value would result in a payout of 50% of target bonus amounts, the achievement of the first target value would result in a payout of 64% of target bonus amounts, the achievement of the second target value would result in a payout of 100% of target bonus amounts, and the achievement of the maximum value would result in a maximum payout of 200% of target bonus amounts. Again, the actual payout is based on a sliding scale for achievement attained in between specified levels, although no payout results unless, at a minimum, the first threshold achievement level is attained for a specific metric. The total period payout is comprised of the payout values for each individual metric. Each financial goal can be met individually and independently of attainment of other metrics. The Committee believes the sliding scale and independence of the metrics serve to encourage maximum achievement of the various metrics within the relevant fiscal periods and allowing for appropriate prioritization as financial and business conditions change. The Committee has expressly reserved the right to alter payouts for Executives, up or down, based on factors in addition to these metrics including degree of attainment of specific performance goals as well as overall contribution to and leadership of the Company by individual Executives.

The Company believes that disclosure of the actual performance targets for its cash incentive program (and its equity program described below) would cause substantial harm to its competitive position. Such disclosure would essentially inform competitors of Company expectations, both historically and for the current fiscal year, for its business, financial and operational strategies. The disclosure of such performance targets would provide significant visibility into, and allow the Company’s competitors to reach significant conclusions about, our plans and priorities, including: designated plans for growth, profitability, cash flow, investment or increased operational focus; allocation of resources; and changes in direction. The Company believes this would give competitors an unfair advantage and could result in a materially adverse impact on our stock price and negatively affect our stockholders.

All of the NEOs participated in the 3Bonus program during fiscal year 2009. Bonus opportunities were established for each participant within each performance period based on the weighted results for various metrics as indicated in the table below. The bonus opportunity for Robert Y.L. Mao, Mr. Zager, Ronald A. Sege and Neal D. Goldman was based exclusively on 3Com consolidated metrics for both the first and second fiscal halves, though changes in the weighting for the second half were made to further emphasize the importance of top-line growth to 3Com’s business. Dr. Zheng’s bonus for the first fiscal half was based equally on 3Com consolidated metrics and China-based metrics that were tracked and paid based on the China subsidiary’s calendar year plan as the China subsidiary operates on a calendar year. As explained above,

Dr. Zheng’s bonus opportunity for the second fiscal half was exclusively based on 3Com consolidated metrics in order to more completely align him with the Company-wide business.

	3Com Consolidated Metrics
				Non-GAAP
	Performance			Operating Profit	Cash from
	Period		Revenue	(Defined Above)	Operations

Mao	1H FY2009		33.3%	33.3%	33.3%
	2H FY2009		50%	25%	25%
Zager	1H FY2009		33.3%	33.3%	33.3%
	2H FY2009		50%	25%	25%
Goldman	1H FY2009		33.3%	33.3%	33.3%
	2H FY2009		50%	25%	25%
Sege	1H FY2009		33.3%	33.3%	33.3%
	2H FY2009		50%	25%	25%
Zheng	1H FY2009		16.7%	16.7%	16.7%
	2H FY2009		50%	25%	25%
	CY2008	(1)	16.7%	16.7%	16.7%

(1)	This component of Dr. Zheng’s 3Bonus payout was based exclusively on China-based results for the specified financial metrics rather than 3Com consolidated results and reflected an annual performance period (i.e., calendar year 2008) that overlapped both fiscal year 2008 and fiscal year 2009; the indicated percentages represent half of the bonus opportunity for the performance period as it most closely aligns with the first half fiscal year 2009 performance period.

For both the first and second halves of fiscal year 2009, the Committee reviewed 3Com’s consolidated financial performance for each metric relative to the pre-established financial targets and determined that the calculated results were appropriate given the actual performance levels achieved and therefore did not exercise its discretion to alter the derived payouts for the participating Executives. In determining the payout for the portion of Dr. Zheng’s bonus based on the calendar year 2008 China-based metrics, the Committee compared year-over-year financial performance relative to the established China budget, Dr. Zheng’s individual performance, and his payout for the previous year. In consideration of these factors, which the Committee deemed to reflect favorably on Dr. Zheng’s performance and contribution, the Committee established a payout level for this portion of Dr. Zheng’s bonus of 176% of target, as shown in the table below. The calculated payout absent the exercise of the Committee discretion would have been 168% of target. The Executive Summary Compensation Table contains the full calendar year China bonus payout for Dr. Zheng.

	First Half Fiscal		Second Half Fiscal		China Sub’s Calendar
	Year 2009		Year 2009		Year 2008
	Payout %	Actual	Payout %	Actual	Payout %	Actual
Officer	of Target	Payout	of Target	Payout	of Target	Payout

Mao	187%	$607,750	80%	$260,000	NA	NA
Zager	187%	$243,100	80%	$104,000	NA	NA
Goldman	187%	$227,906	80%	$97,500	NA	NA
Sege	187%	$374,000	80%	$160,000	NA	NA
Zheng	187%	$109,485	80%	$93,677	$205,943	176%

For fiscal year 2010, the Committee adopted a new 3Bonus plan for Executives that sets forth a list of performance goals and criteria to choose from in setting each fiscal period’s specific metrics. For the first half of fiscal year 2010, the Committee chose the metrics of revenue, cash from operations and Non-GAAP Operating Profit for the consolidated business, with weighting of 50%, 25% and 25%, respectively, each of which can be met individually and independent of attainment of other metrics. To maintain continued alignment among the Executives to the overall financial performance of 3Com, each Executive’s calculated bonus opportunity is based exclusively on these metrics.

Special Bonus.  In July 2009, the Committee granted a special bonus to Dr. Zheng in the amount of $70,000 in recognition of his contribution to 3Com’s overall fiscal year 2009 results through his leadership of the China-based business.

Long-Term Incentives.  The compensation mix for 3Com Executives emphasizes long-term incentives, particularly in the form of equity incentives which reinforce team performance and tie wealth accumulation to overall Company and stock performance. The Committee believes that equity compensation, and especially performance-contingent equity, most directly links Executive to stockholder interests. Equity compensation is targeted for each Executive at the 65th percentile of the peer group in order to attract, retain and reward qualified Executives in a market that competes intensely for Executive talent. The Committee, with the assistance of its Compensation Consultants, determines Executive equity grants by reviewing a composite set of data which includes valuation estimates of disclosed grants made by 3Com’s peer group, survey data from companies in the broader technology industry, individual performance, equity grant history, whether comparable treatment among certain Executives is desired or appropriate, potential incremental share dilution, and the FAS 123(R) costs associated with equity grants.

3Com’s equity incentives at the Executive level, which usually are granted on an annual basis as part of a broader Company equity program, are typically in the form of stock options and/or restricted stock-based equity. All such grants are issued in accordance with 3Com’s policy for granting equity awards and are effective on the fifth NASDAQ trading day following the month of either start date (in the case of new hires) or approval (in the case of existing employees). Stock options are issued at an exercise price equal to the closing price of the Company’s common stock on the effective date of the grant. Stock options are utilized to most directly link Executives’ long-term compensation to stockholder value appreciation. Restricted stock-based equity is typically issued as both a means to tie the Executive’s potential for value appreciation to stockholder interests and to assist in the retention of Executives by efficiently providing some certainty of value of the grants if they remain with the Company over the vesting period. In recent years, both stock options and restricted stock-based equity granted to Executives have typically vested at regular intervals over a period of two to four years.

The Committee has not granted and does not intend in the future to grant, equity awards to Executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of the Company’s common stock. Similarly, the Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates.

In fiscal year 2009, no equity was granted to Executives with the exception of Mr. Mao, whose May 2008 new-hire restricted stock was cancelled and reissued in June 2008 as restricted stock units in the same amount. This followed an agreement between Mr. Mao and 3Com that his initial grant should be in the form of restricted stock units rather than shares to facilitate easier and more efficient administration given Mr. Mao’s residence in China. When determining the new-hire grants for Messrs. Mao and Sege in April 2008, the Committee intended that these grants be in lieu of annual equity grants for fiscal year 2009. In view of the replacement of 3Com’s Chief Executive Officer and the hiring of a new President and Chief Operating Officer and following the termination of the intended acquisition of 3Com by affiliates of Bain Capital Partners — all of which created significant organizational uncertainties — the Committee resolved to grant fiscal year 2009 annual equity to Messrs. Zager and Goldman slightly ahead of schedule and issue it in May of fiscal year 2008, as described in the Company’s fiscal year 2008 proxy statement. Furthermore, in lieu of 3Com equity, the Committee determined to include Dr. Zheng in the China cash-based long-term incentive (“LTI”) plan for calendar year 2008. Overall, the Committee sought to balance the elements of Dr. Zheng’s compensation with elements aligned with China-based performance. In view of the criticality of the China-based business to the Company’s value and potential, the Committee decided that it was important to align Dr. Zheng with that business for this aspect of his compensation. The Committee determined a payout under the calendar year 2008 LTI plan of $475,000 based on its assessment of a variety of factors, including achievement against established earnings-based performance metrics for the China-based division’s calendar year 2008. The Committee also considered Dr. Zheng’s contribution and individual performance during calendar year 2008 and payouts under previous China-based LTI plans. As 3Com continues to make progress in the consolidation of all of its operations (China-based and non-China-based), and as it has continued to enhance the global responsibilities of Dr. Zheng (e.g., Global Engineering, Global Supply Chain, and APR Sales), the Committee intends that Dr. Zheng’s LTI program more closely align with that of executives both within 3Com and within 3Com’s peer group. Therefore, given Dr. Zheng’s continued and significant influence on 3Com’s overall performance, the Committee has determined that going forward his LTI be delivered in the form of 3Com equity consistent with that of other 3Com Executives.

The Committee determined that all Executives will have equity-based long-term incentives in fiscal year 2010, and shifted the emphasis towards equity with performance-contingent features. In order to ensure each Executive’s commitment to the Company’s financial goals for the year and to further promote a pay-for-performance mindset, the Committee determined that, with the exception of a grant of Time-Vesting Restricted Stock Units (TRS) to Dr. Zheng, all of the annual equity grants for fiscal year 2010 to Executives would be performance-contingent, specifically performance-restricted stock units (PRS) and performance-accelerated stock options (PASO). The Committee believes that making the most significant component of each Executive’s compensation for the fiscal year dependent on meeting financial goals directly aligns with stockholder interests.

In establishing Executive equity grants for fiscal year 2010, the Committee considered ranges set by market data for comparable positions (or approximations and extrapolations where no comparable positions were identifiable), survey data from companies in the broader technology industry, individual performance, equity grant history, internal comparisons, potential incremental share dilution, and the FAS 123(R) costs associated with equity grants. The equity grants for each Executive for fiscal year 2010 are listed in the table below.

Name	PRS (Targets)	PASO		TRS

Mao	322,000	644,000
Zager	90,000	180,000
Goldman	90,000	180,000
Sege	103,000	206,000
Zheng	103,000	850,000	(1)	397,000	(1)

(1)	As noted below, Dr. Zheng’s PASO grant amount was increased, and he was granted a TRS grant not provided to other Executives, in recognition of his recent promotion and increased responsibilities and impact and to significantly increase his equity position to bring his overall compensation portfolio more in line with peers.

Target PRS units are shown in the table above. The actual number of earned units will be determined based on the Company’s performance for fiscal year 2010, of which 50% will be based on consolidated revenue and 50% will be based on consolidated Non-GAAP Operating Profit margin percent. A “threshold,” “target,” and “maximum” level has been established for each metric. Achievement of the “threshold” performance level will result in 50% of the associated target being earned. Achievement of the “target” performance level will result in 100% of the associated target being earned. Achievement of the “maximum” performance level will result in 150% of the associated target being earned. Achievement below the “threshold” performance level will result in zero shares being earned. If performance levels fall between the Threshold levels and the Target levels, or between the Target levels and Maximum levels, then the earned units will be calculated by interpolating, in a linear progression, between the respective performance levels. The “target” for each metric was based on the Financial Plan for fiscal year 2010. The thresholds were generally established with a theoretical probability of achievement more than half the time. The maximums were set at levels that were viewed as very difficult to achieve considering historical business performance and other contextual factors at the time these metrics were set. The total number of earned units, if any, will vest in three equal increments on the first three anniversaries of the grant date. The Committee believes the additional vesting period will serve to retain and further incent Executives after the PRSs are earned. Upon a change-in-control prior to the one-year anniversary of the grant date, units will automatically be earned at “target” level, or at the level resulting from actual performance metrics if they are known at such time.

The vesting of the PASO will occur three years from the date of the grant, except that vesting will be accelerated upon the meeting of a consolidated revenue target and a consolidated non-GAAP operating profit margin percent target for fiscal year 2010. Each of these targets was set at a level viewed as very difficult but attainable, such that vesting acceleration would theoretically occur less than half the time. Again, historical business performance and other contextual factors were considered at the time these targets were set. Both targets must be met for the accelerated vesting to occur, such vesting to occur in three equal increments on the first three anniversaries of the grant date.

Consistent with the Committee’s philosophy, the individual grant amounts were set at the midpoint of the 65th percentile of market composite value, with two exceptions. Dr. Zheng’s PASO grant amount was increased, and he was granted a TRS grant not provided to other Executives, in recognition of his promotion to Executive Vice President, 3Com and Chief Executive Officer, H3C and of the associated increase in his responsibilities and impact. In addition, the Committee intended that this special grant would significantly increase Dr. Zheng’s previously minimal equity position in an effort to bring his overall compensation portfolio more in line with internal and external peer executives. Mr. Goldman’s grant was increased on the basis that the available market data did not contain a precisely comparable role to that of Mr. Goldman’s and in recognition of Mr. Goldman’s high level of contribution to the Company, as well as his performance in the past fiscal year.

Perquisites and Other Benefits.  Historically, the Company has made available to Executives benefits that are available to other employees of the Company. Executives are entitled to participate on the same basis and in the same medical, dental, vision, disability, life insurance, and other plans and programs made available to other full time employees in the applicable country of residence. The Company provides certain additional perquisites only on a very limited basis and only if the Company and the Committee believe they are critical to enable the Company to attract and retain qualified individuals for certain Executive positions.

The Company has a 401(k) tax-qualified retirement savings plan pursuant to which all U.S.-based employees are entitled to participate. Employees can make contributions to the plan on a before-tax basis to the maximum amounts prescribed by the Internal Revenue Service. The Company will match 3% of the amount contributed by the employee. The Company matching contributions vest annually in thirds through the first three years of employment with 3Com and are fully vested thereafter. Participants in the Company’s 401(k) plan direct their own investments, which does not include Company stock. Other than these generally available plans, there are no other deferred savings plans in which the Executives participate.

The Compulsory Social Insurance Plan is the only pension plan that 3Com sponsors and in which an NEO participates, and it is a government-mandated plan that applies to all employees of H3C residing in China. H3C cannot exercise discretion with respect to amounts it contributes to Dr. Zheng or any of its employees, but instead must make contributions required by Chinese regulations.

Attributed costs of the personal benefits described above for the Executives for the fiscal year ended May 29, 2009, are included in the column entitled “All Other Compensation” in the “Summary Compensation Table for Fiscal Year 2009” table in this proxy statement.

Severance and Change-of-Control Benefits

Consistent with market practice as reviewed and reported on by the Committee’s Compensation Consultants and to retain and promote the focus of 3Com’s management team, the Executives are covered by arrangements which specify payments in the event the Executive’s employment is terminated under certain circumstances, including instances of constructive discharge resulting in the Executive’s resignation for certain specified reasons. Messrs. Mao and Sege are entitled to severance and change-of-control benefits under certain circumstances set forth in their respective employment agreements which were entered into during the 2008 fiscal year and described in the corresponding proxy statement. Messrs. Zager and Goldman, and Dr. Zheng are each subject to the terms of the Company’s Section 16 Officer Severance Plan (the “Section 16 Severance Plan”) and corresponding severance benefits agreements. Dr. Zheng’s employment agreement also entitles him to special statutory benefits under Chinese law that in some cases offset against the Section 16 Severance Plan benefits to which he is also entitled. Messrs. Zager and Goldman and Dr. Zheng are also entitled to change-of-control benefits in Management Retention Agreements executed with the Company. Severance benefits under the Section 16 Severance Plan were approved by the Committee in September 2006 in consultation with Pearl Meyer & Partners and the recommendation of the then Chief Executive Officer. Details of these plans and agreements are set forth elsewhere in this proxy statement under the heading “Severance and Change-of-Control Benefits.”

In fiscal year 2008, DolmatConnell & Partners examined the Section 16 Severance Plan benefits and related severance arrangements and concluded that they were at the low end of the range among the Company’s peer group, but were appropriate as part of the overall compensatory packages of 3Com’s Executives. The Committee did not make any adjustments to the severance or change-of-control arrangements in fiscal year 2009 other than as set forth below.

In December 2008, the Section 16 Severance Plan and the applicable severance benefits agreement were updated to comply with Internal Revenue Code Section 409A, and the regulations promulgated thereunder (“IRC Section 409A”). IRC Section 409A imposes strict timing and form of payment requirements for all covered deferred compensation. The Section 16 Severance Plan and form agreement were amended to require that the payment of the base pay and pro ration of earned incentive bonus be paid by the date certain specified in the Section 16 Severance Plan or agreement in order to qualify for IRC Section 409A’s short-term deferral exemption. Also, pursuant to these amendments, for all equity awards that are subject to accelerated vesting upon termination, the transfer of shares, payment of cash, or removal of restrictions on shares must occur within 60 days of the Executive’s termination date.

Employment Agreement with Dr. Zheng

In July 2009, the Company renewed its employment agreement with Dr. Zheng on principally the same terms and conditions in place under the existing agreement, provided that the changes to Dr. Zheng’s title, base salary and bonus, each of which has been described above, has been reflected in the new agreement, and the term is for three years as opposed to two years.

Impact of Tax and Accounting Treatment

Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to a public corporation for compensation of more than $1 million paid to the corporation’s Chief Executive Officer and three other most highly compensated Executives, excluding the Chief Financial Officer. Qualifying performance-based compensation will not be subject to the cap if certain requirements are met. The Committee has reviewed 3Com’s 3Bonus Program and has weighed the benefits of compliance against the burdens. While the Committee’s intent is to maximize the deductibility of Executive compensation to the extent reasonable, the Committee has chosen not to qualify the 3Bonus Program at this time in order to maintain flexibility. The Committee believes that any loss of deductibility will not be material to 3Com’s results and that the burdens of compliance outweigh the benefits. 3Com’s stock option plans, however, are designed to comply with Section 162(m), so stock option grants under the plans are generally tax deductible upon exercise.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors of 3Com Corporation, have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company, and, based on such review and discussion, have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this proxy statement and, through incorporation by reference from this proxy statement, the Company’s Annual Report on Form 10-K for the year ended May 29, 2009.

Compensation Committee:
Gary T. DiCamillo, Chair
Eric Benhamou
David Ho
Dominique Trempont

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table contains information concerning the compensation of our Chief Executive Officer, our Chief Financial Officer and, in alphabetical order, our three other most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2009.

Summary Compensation Table

									Change in
									Pension
									Value and
									Nonqualified
							Non-Equity		Deferred
					Stock	Option	Incentive Plan		Compensation
		Salary	Bonus		Awards	Awards	Compensation		Earnings		All Other		Total
Name and Principal Position	Fiscal Year	($)	($)		($)(1)	($)(1)	($)		($)		Compensation ($)		($)

Robert Y. L. Mao	2009	650,000			1,235,092	578,848	867,750	(3)			192,349	(4)	3,524,039
Chief Executive	2008	32,500	—		85,808	532,493 (5)	56,831	(6)	—		33,645	(7)	741,277
Officer(2)	2007	239,529	—		—	531,018 (8)	91,100	(9)	—		980,060	(10)	1,841,707
Jay Zager	2009	400,000			515,115	402,471	347,100	(12)			9,456	(13)	1,674,142
Executive Vice	2008	361,539	200,000	(14)	304,649	191,183	243,661	(15)	—		9,602	(16)	1,310,634
President and Chief Financial Officer(11)
Neal D. Goldman	2009	375,000			758,085	508,163	325,406	(17)			7,350	(18)	1,974,004
Executive Vice	2008	375,000	—		710,497	373,160	243,750	(19)	—		8,650	(20)	1,711,057
President, Chief	2007	375,000	50,000	(21)	1,184,636	482,233	188,844	(22)	—		6,600	(23)	2,287,313
Administrative and Legal Officer and Secretary
Ronald A. Sege	2009	500,000			867,616	519,366	534,000	(25)			58,103	(26)	2,479,085
President and Chief	2008	25,000			57,205	34,244	34,973	(27)			44,970	(28)	196,392
Operating Officer(24)
Dr. Shusheng Zheng	2009	351,288	70,000	(30)	261,044	—	884,233	(31)	2,739	(32)	9,832	(33)	1,579,136
Executive Vice	2008	327,816	—		261,044	—	895,464	(34)	2,664	(35)	36,925	(36)	1,523,913
President, Chief	2007	176,866	—		42,312	—	2,790,411	(37)	3,490	(38)	—		3,013,079
Executive Officer, H3C(29)

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R (disregarding forfeiture assumptions), which may include amounts from awards granted during and prior to fiscal year 2009. The assumptions used to calculate the value of awards are set forth in the notes to the consolidated financial statements of the Company included in 3Com’s Annual Report on Form 10-K for the fiscal year ended May 29, 2009 filed with the SEC on July 27, 2009. See the “Grants of Plan-Based Awards in 2009 Fiscal Year” table in this proxy statement for a detailed description of stock and option awards granted during fiscal year 2009.

(2)	Mr. Mao was hired as 3Com’s Chief Executive Officer (CEO) on April 30, 2008. Prior to his appointment as CEO, Mr. Mao served as a non-employee director on 3Com’s Board of Directors from March 23, 2007 to April 28, 2008 and he continues to serve on 3Com’s board. From August 18, 2006 to March 23, 2007 Mr. Mao was employed by 3Com as Executive Vice President, Corporate Development. Except for the columns “Stock Awards” and “Option Awards,” the amounts reported in this table are in connection with Mr. Mao’s employment with the Company and are not related to his service as a non-employee director. Mr. Mao’s original employment at 3Com ended in fiscal year 2007 at which time his outstanding options were forfeited. In fiscal 2009, the Company changed the timing used for reversal of expenses relating to forfeitures and the “Option Awards” column does not reflect any prior year adjustments due to this change.

(3)	Consists of Mr. Mao’s first-half fiscal year 2009 3Bonus payment of $607,750 and second-half fiscal year 2009 3Bonus payment of $260,000.

(4)	Consists of $87,310 for car and driver service in China, estimated $50,000 tax equalization compensation payment, $40,789 term life insurance premiums including tax gross up provided for under Mr. Mao’s employment agreement, and $14,250 Company matching contributions to Mr. Mao’s 401(k) plan.

(5)	Consists of the fiscal year 2008 FAS 123R expense for Mr. Mao’s employee grants of $468,827 and non-employee director grants of $63,666.

(6)	Represents Mr. Mao’s semi-annual pro-rated cash incentive payment for the second half of fiscal year 2008.

(7)	Consists of $15,000 reimbursement for legal expenses incurred in connection with the negotiation, preparation, and execution of Mr. Mao’s employment agreement and $18,645 for car and driver service, comprised of $4,986 monthly expense for May 2008 and a two-year contract deposit of $13,659.

(8)	Consists of the fiscal year 2007 FAS 123R expense for Mr. Mao’s employee grants of $519,649 and non-employee director grants of $11,369. Mr. Mao forfeited 750,000 unvested stock options upon his termination as an employee on March 23, 2007.

(9)	Represents Mr. Mao’s first-half fiscal year 2007 3Bonus payment for Mr. Mao’s employment as Executive Vice President, Corporate Development.

(10)	The amount reported consists of (a) severance payments including (i) one year of annualized base salary at $400,000 and one year of target bonus at $400,000, (ii) the estimated aggregated monthly Company-paid premiums of $18,569 for health, dental, or vision coverage beginning on Mr. Mao’s termination date and continuing for an 18-month period and (iii) estimated Company-paid premiums for continued coverage under basic term life insurance of $4,500 for an 18-month period, (b) $25,594 in expatriate allowances, and (c) $131,397 in Company paid expatriate tax cost and associated gross-up. Actual payments under subsections (ii) and (iii) above were less than originally estimated and reported in last year’s proxy statement due to Mr. Mao’s hiring in April 2008 as our Chief Executive Officer.

(11)	Mr. Zager joined the Company as Executive Vice President and Chief Financial Officer on June 23, 2007, during our 2008 fiscal year.

(12)	Consists of Mr. Zager’s first-half fiscal year 2009 3Bonus payment of $243,100 and second-half fiscal year 2009 3Bonus payment of $104,000.

(13)	Represents Company matching contributions to Mr. Zager’s 401(k) plan.

(14)	Represents a sign-on bonus paid to Mr. Zager under the terms of his employment arrangements.

(15)	Consists of Mr. Zager’s pro-rated first-half fiscal year 2008 3Bonus payment of $113,661 and second-half fiscal year 2008 3Bonus payment of $130,000.

(16)	Represents Company matching contributions to Mr. Zager’s 401(k) plan.

(17)	Consists of Mr. Goldman’s first-half fiscal year 2009 3Bonus payment of $227,906 and second-half fiscal year 2009 3Bonus payment of $97,500.

(18)	Represents Company matching contributions to Mr. Goldman’s 401(k) plan.

(19)	Consists of Mr. Goldman’s first-half fiscal year 2008 3Bonus payment of $121,875 and second-half fiscal year 2008 3Bonus payment of $121,875.

(20)	Represents Company matching contributions to Mr. Goldman’s 401(k) plan.

(21)	Represents a bonus paid to Mr. Goldman in August 2006 in recognition of his leadership throughout the Chief Executive Officer transition that occurred at that time.

(22)	Consists of Mr. Goldman’s first-half fiscal year 2007 3Bonus payments of $97,500 and second-half fiscal year 2007 3Bonus payment of $91,344.

(23)	Represents Company matching contributions to Mr. Goldman’s 401(k) plan.

(24)	Mr. Sege joined the Company as President and Chief Operating Officer on April 30, 2008 during our 2008 fiscal year.

(25)	Consists of Mr. Sege’s first-half fiscal year 2009 3Bonus payment of $374,000 and second-half fiscal year 2009 3Bonus payment of $160,000.

(26)	Consists of $44,411 term life insurance premiums including tax gross up provided for under Mr. Sege’s employment agreement, and $13,692 Company matching contributions to Mr. Sege’s 401(k) plan.

(27)	Represents Mr. Sege’s pro-rated second-half fiscal year 2008 3Bonus payment of $34,973.

(28)	Consists of $44,412 term life insurance premiums including tax gross up provided for under Mr. Sege’s employment agreement, and $558 Company matching contributions to Mr. Sege’s 401(k) plan.

(29)	Payments to Dr. Zheng are made in Chinese Renminbi (RMB). The amounts in this table are denoted in U.S. Dollars (USD) based on a conversion rate reflecting the average of the daily conversion rates for each business day of fiscal year 2009, 2008 and 2007 for amounts reported for fiscal year 2009, 2008 and 2007, respectively, as quoted by Oanda.com. The conversion rate for fiscal year 2009 amounts is .14637 RMB to $1 USD, for fiscal year 2008 amounts is .13659 RMB to $1 USD and for fiscal year 2007 amounts is .1276 RMB to $1 USD.

(30)	Represents a special bonus payment to Dr. Zheng to recognize his contribution to 3Com’s overall fiscal year 2009 results through his leadership of the China business.

(31)	Consists of Dr. Zheng’s calendar year 2008 H3C bonus plan payment of $205,943, first-half fiscal year 2009 3Bonus payment of $109,485, second-half fiscal year 2009 3Bonus payment of $93,677, and calendar year 2008 long-term incentive plan payment of $475,000.

(32)	Reflects amount paid for Compulsory Social Insurance on behalf of Dr. Zheng during fiscal year 2009.

(33)	Reflects amount paid to Dr. Zheng for unused vacation time.

(34)	Consists of Dr. Zheng’s calendar year 2007 H3C bonus plan payment of $309,100, second-half fiscal year 2008 3Bonus payment of $86,364, and calendar year 2007 long-term incentive plan payment of $500,000.

(35)	Reflects amount paid for Compulsory Social Insurance on behalf of Dr. Zheng during fiscal year 2008.

(36)	Reflects amount paid to Dr. Zheng for unused vacation time.

(37)	Consists of $118,040 reflecting the portion of Dr. Zheng’s calendar year 2006 bonus that was earned in 3Com’s fiscal year 2007 and $2,672,341 of earned payout under the H3C Equity Appreciation Rights Plan (H3C EARP), of which $1,062,451 was paid in May 2007, $603,735 was paid in April, 2008, and the remainder of which is to be paid over the following three years subject to Dr. Zheng’s continued employment on the payment dates. H3C operates on a calendar year basis, resulting in Dr. Zheng’s bonus being determined only for a portion of 3Com’s fiscal year 2007. The H3C EARP was discussed in more detail in the Compensation Discussion and Analysis section of our 2007 Proxy Statement.

(38)	Reflects amount paid for Compulsory Social Insurance on behalf of Dr. Zheng during fiscal year 2007.

The following table shows all plan-based awards granted to the NEOs during fiscal year 2009. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the “Outstanding Equity Awards at 2009 Fiscal Year-End” table below.

Grants of Plan-Based Awards in 2009 Fiscal Year

								All	All		Grant
								Other	Other		Date
								Stock	Option		Fair
								Awards:	Awards:	Exercise	Value of
								Number of	Number of	or Base	Stock
								Shares of	Securities	Price of	and
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			Stock or	Underlying	Option	Options
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)(2)

Robert Y. L. Mao	N/A	325,000	650,000	1,300,000
	6/3/2009					1,500,000 (3)				0.00	3,915,000
Jay Zager	N/A	130,000	260,000	520,000
Neal D. Goldman	N/A	121,875	243,750	487,500
Ronald A. Sege	N/A	200,000	400,000	800,000
Dr. Shusheng Zheng	N/A	117,096	234,192	468,384

(1)	Each of the NEOs participated in 3Com’s 3Bonus Program in fiscal year 2009. In May 2008, the Compensation Committee approved financial goals for the 3Bonus Program performance period beginning June 1, 2008 and ending November 30, 2008 (first half). In November 2008, the Compensation Committee approved financial goals for the 3Bonus Program performance period beginning December 1, 2008 and ending May 31, 2009 (second half). The amounts shown under “Threshold” represent 50% of the annual 3Bonus target, assuming threshold level performance is achieved for all performance measures. The amounts shown under “Target” represent 100% of target. The amounts shown under “Maximum” represent 200% of target. The total fiscal year 2009 payment to each named executive officer is provided in the “Summary Compensation Table for Fiscal Year 2009” table and is further described in the “Compensation Discussion and Analysis” section in this proxy statement. Amounts relating to Dr. Zheng are presented in USD based on a conversion rate of .14637 RMB to $1 USD reflecting the average of the daily conversion rates for each business day of fiscal year 2009, as quoted by Oanda.com.

(2)	Represents the total dollar fair market value on the grant date of the option. The grant date fair value is generally the amount the Company would expense in its financial statements over the award’s service period, which is calculated using the Black-Scholes option-pricing model. The grant date fair value of restricted stock is calculated by multiplying the closing price of the Company’s common stock as quoted on NASDAQ on the date of grant by the number of shares granted.

(3)	1.5 million shares of restricted stock were originally granted in our 2008 fiscal year in connection with Mr. Mao’s employment as the Company’s new Chief Executive Officer. This grant was reported in the 2008 proxy statement. On May 30, 2008, Mr. Mao cancelled these shares and the Compensation Committee approved a new grant of 1.5 million shares of restricted stock units (RSUs), which were granted on June 3, 2008 and which fell in our 2009 fiscal year. These shares vest in three equal annual installments. The cancellation and new grant was accomplished for local administrative reasons.

The following table shows all outstanding equity awards held by the NEOs at the end of fiscal year 2009.

Outstanding Equity Awards at 2009 Fiscal Year-End

	Option Awards						Stock Awards
											Equity
											Incentive
										Equity	Plan
										Incentive	Awards:
										Plan	Market
				Equity						Awards:	or Payout
				Incentive						Number	Value of
				Plan					Market	of Unearned	Unearned
				Awards:					Value of	Shares,	Shares,
				Number					Shares or	Units or	Units or
	Number of			of Securities			Number of		Units of	Other	Other
	Securities		Number of	Underlying			Shares or		Stock	Rights	Rights
	Underlying		Securities	Unexercised			Units of		That	That	That
	Unexercised		Underlying	Unearned	Option	Option	Stock That		Have	Have	Have
	Options		Options	Options	Exercise	Expiration	Have Not		Not	Not	Not
Name	(#) Exercisable		(#) Unexercisable	(#)	Price ($)	Date	Vested (#)		Vested ($)(8)	Vested (#)	Vested ($)

Robert Y. L. Mao	39,750	(1)	39,750	—	3.9200	03/28/14	1,000,000	(7)	4,320,000	—	—
	25,000	(2)	0		3.9200	03/28/14
	500,000	(1)	1,500,000		2.6100	05/06/15

Jay Zager	125,000	(1)	375,000	—	4.2800	07/03/14	225,000	(1)	972,000	—	—
	200,000	(3)	200,000		2.6100	05/06/15	75,000	(3)	324,000

Neal D. Goldman	330,000	(1)	0	—	6.1900	09/29/10	225,000	(4)	972,000	—	—
	120,000	(1)	0		4.9900	07/26/11
	112,500	(1)	37,500		3.5800	07/01/12
	150,000	(1)	50,000		3.8900	11/11/12
	237,500	(1)	237,500		4.4500	09/05/13
	237,500	(3)	237,500		2.6100	05/06/15

Ronald A. Sege	500,000	(1)	1,500,000		2.6100	05/06/15	666,666	(6)	2,879,997	—	—

Dr. Shusheng Zheng	—		—	—	—	—	66,666	(6)	287,997	—	—

(1)	The total shares granted vest in four equal annual installments on the anniversary of the date of grant.

(2)	The total shares granted vest in two equal annual installments on the anniversary of the date of grant.

(3)	The total shares granted vest in four equal semi-annual installments from the date of grant.

(4)	The award granted on July 1, 2005 has performance-based vesting with a four year cliff, with 40,000 shares unvested at the 2009 fiscal year end. The award granted on September 5, 2006 vests semi-annually over 3 years, with 37,500 shares unvested at the 2009 fiscal year end. The award granted on September 4, 2007 vests semi-annually over 3 years, with 60,000 shares unvested at the 2009 fiscal year end. The award granted on May 6, 2008 vests semi-annually over 2 years, with 87,500 shares unvested at the 2008 fiscal year end.

(5)	The total shares granted vest in six equal semi-annual installments from the date of grant.

(6)	The total shares granted vest in three equal annual installments from the date of grant.

(7)	On May 30, 2008, Mr. Mao cancelled 1,500,000 shares of restricted stock originally granted to him in fiscal year 2008 in connection with his hire as the Company’s Chief Executive Officer. The Compensation Committee approved a new grant of 1.5 million shares of restricted stock units (RSUs), which were granted on June 3, 2008 and which fell in our 2009 fiscal year. The total shares granted vest in three equal annual installments on May 6, 2009, 2010, and 2011.

(8)	The market value of the Stock Awards is based on the closing market price of our common stock as of May 29, 2009, which was $4.32.

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the named executive officers during fiscal year 2009.

Option Exercises and Stock Vested in Fiscal Year 2009

	Option Awards		Stock Awards
	Number of Shares		Number of Shares	Value
	Acquired on	Value Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(2)	(#)(1)	($)(2)

Robert Y. L. Mao	—	—	500,000	2,025,000
Jay Zager	—	—	150,000	381,000
Neal D. Goldman	—	—	275,833	665,099
Ronald A. Sege	—	—	333,334	1,350,003
Dr. Shusheng Zheng	—	—	66,667	236,668

(1)	Reflects restricted shares that vested in fiscal year 2009.

(2)	Calculated based on the market value of the underlying shares on the exercise date or the vesting date, as applicable.

The following table sets forth the pension plan benefits provided to Dr. Zheng by our China-based subsidiary.

Pension Benefits

		Number of		Payments
		Years of	Present Value of	During Last
		Credited	Accumulated	Fiscal Year
Name	Plan Name	Service (#)(1)	Benefit ($)(2)	($)

Dr. Shusheng Zheng	Compulsory Social Insurance	5.5	15,230	1,844

(1)	Reflects H3C service from November, 2003 through June, 2009.

(2)	Reflects amount paid for Compulsory Social Insurance on behalf of Dr. Zheng during his tenure with H3C. Such amounts were converted into U.S. dollars at a rate of .14637 RMB to $1 USD, reflecting the average of the daily conversion rates for each business day of fiscal year 2009, as quoted by Oanda.com.

The Compulsory Social Insurance Plan is the only pension plan that 3Com sponsors, and is a PRC-government-mandated plan that applies to all employees of H3C resident in the PRC. H3C cannot exercise discretion with respect to amounts it contributes to Dr. Zheng or any of its employees, but instead must make contributions required by Chinese regulations.

EMPLOYMENT, SEVERANCE AND CHANGE-OF-CONTROL ARRANGEMENTS

Employment Arrangements

Set forth below is a summary of the employment arrangements with our currently-employed named executive officers listed in the “Summary Compensation Table for Fiscal Year 2009” table in this proxy statement. All of the employment arrangements described below (other than the agreement entered into with Dr. Zheng) are “at-will.” The individuals are our principal executive officer, Robert Y. L. Mao, our principal financial officer, Jay Zager, and our other three executive officers (in alphabetical order): Neal D. Goldman, Ronald A. Sege and Dr. Shusheng Zheng.

Principal Executive Officer and Principal Financial Officer

Robert Y. L. Mao

On April 29, 2008, we entered into an employment agreement for an at-will employment arrangement with Mr. Mao to become our Chief Executive Officer. As amended to date, the terms of Mr. Mao’s employment with us include:

•	A base salary of $650,000 per year (the “Base Salary”);

•	Eligibility to receive a semi-annual cash incentive payment for the achievement of company and individual performance goals established by the Board of Directors or the Compensation Committee, with an annual target of 100% of base salary and with a guaranteed target payment for fiscal year 2009 (the “Target Annual Incentive”);

•	An obligation of the Company to grant 7-year non-qualified stock options to purchase 2 million shares of the Company’s common stock at an exercise price equal to the closing price of our common stock on the first Tuesday of the month following the month in which Mr. Mao commences employment with us (the “First Tuesday Date”), which options will vest as to 25% of the underlying shares on each anniversary of the grant date over 4 years assuming Mr. Mao’s continued employment with us on each scheduled vesting date;

•	An obligation of the Company to grant 1.5 million shares of restricted stock units to Mr. Mao which restricted stock units will vest as to 33.33% on each anniversary of the First Tuesday Date over 3 years assuming Mr. Mao’s continued employment with us on each scheduled vesting date;

•	Purchase of term life insurance for the benefit of Mr. Mao in agreed-upon amounts;

•	Severance benefits for involuntary termination of Mr. Mao’s employment by us without cause, or Mr. Mao’s voluntary termination of his employment with us for good reason, other than in connection with a change in control, include:

•	Payments equal to 12 months of Base Salary and Target Annual Incentive for the year in which the termination occurs, with payments commencing six months after Mr. Mao’s termination date;

•	12 months of accelerated vesting of outstanding equity awards (other than performance-based awards), provided that if the termination or resignation occurs after April 29, 2009, in addition, Mr. Mao’s initial grants described above shall fully vest and if such termination or resignation is after December 31, 2009, any grants made in calendar year 2009 shall also fully vest;

•	Extension of the exercise period for vested stock options to the earlier of (i) 165 days from the termination date; and (ii) the original term of the option;

•	Reimbursement for premiums paid for continued health benefits under Company health plans under COBRA until the earlier of: (i) eighteen months from the termination date, or (ii) the date upon which Mr. Mao becomes eligible for similar coverage elsewhere;

•	Continue payment of premiums for the term life insurance policy in effect immediately prior to termination until the earlier of one year or eligibility for similar coverage by another employer;

•	The foregoing is subject to the requirement that Mr. Mao sign a release agreement containing (i) a release of claims against the Company, (ii) a one-year non-solicitation agreement, (iii) a one-year non-competition agreement and (iv) a non-disparagement agreement; and

•	If additional taxes would result due to IRC Section 409A, the Company will accrue payments otherwise due during the first six months after termination and pay them in a lump sum on the date that is six months and one day after the termination date.

•	Change-of-control severance benefits including:

•	Solely in the event that Mr. Mao is involuntarily terminated (other than for cause, death or disability) or voluntarily terminates his employment for good reason, in each case within three months prior to, or within twelve months following, a change-of-control, the following benefits apply:

•	Payments equal to 24 months of Base Salary, with payments commencing six months after Mr. Mao’s termination date;

•	Two payments, each equal to 100% of Target Annual Incentive for the year in which termination occurs, payable at the time bonuses are normally paid or six months after Mr. Mao’s termination date, whichever is later;

•	Full vesting of outstanding equity awards (other than performance-based awards);

•	Extension of the exercise period for vested stock options to the earlier of (i) 165 days from the termination date; and (ii) the original term of the option;

•	Reimbursement for premiums paid for continued health benefits under Company health plans under COBRA until the earlier of: (i) eighteen months from the termination date, or (ii) the date upon which Mr. Mao becomes eligible for similar coverage elsewhere; and

•	Continue payment of premiums for the term life insurance policy in effect immediately prior to termination until the earlier of one year or eligibility for similar coverage by another employer.

•	The foregoing is subject to the requirement that Mr. Mao sign a release agreement containing (i) a release of claims against the Company, (ii) a one-year non-solicitation agreement, (iii) a one-year non-competition agreement and (iv) a non-disparagement agreement;

•	If additional taxes would result:

•	due to IRC Section 409A, the Company will accrue payments otherwise due during the first six months after termination and pay them in a lump sum on the date that is six months and one day after the termination date; and

•	due to IRC Section 280G, the Company shall make payments to Mr. Mao sufficient to pay such taxes and additional payments to cover the taxes on the original payment itself.

•	Other benefits:

•	Specified travel and transit benefits.

•	Tax equalization. Acknowledging Mr. Mao’s intention to spend a significant time managing our operations in China, 3Com will pay the difference in taxes incurred as a result of Mr. Mao’s actual compensation and the amount he would have incurred had he performed all of his work in the United States, plus a gross-up payment on the additional payment to account for the additional taxes on such payment.

•	Tax preparation and legal fees up to a specified limit.

•	An agreement by Mr. Mao not to solicit employment for any employee of the Company, an agreement not to compete with the Company and an agreement not to disparage the Company, in each case during the term of his employment with the Company until the one year anniversary following termination of employment.

Jay Zager

On May 9, 2007, we entered into an offer letter agreement with Mr. Zager pursuant to which he agreed to serve as the Company’s Executive Vice President and Chief Financial Officer, effective June 23, 2007. The terms of the offer letter agreement include:

•	A base salary of $400,000 per year (Mr. Zager’s annual base salary is currently $430,000);

•	Eligibility to participate in our 3Bonus Program, which provides for discretionary, semi-annual cash incentive payments based on the achievement of certain company and individual performance goals established by the Company, at a target annualized bonus of 65% of base salary;

•	A one-time signing bonus of $200,000;

•	An obligation of the Company to grant Mr. Zager stock options to purchase 500,000 shares of the Company’s common stock , which stock options vest as to 25% of the underlying shares on each anniversary of the grant date, assuming Mr. Zager’s continued employment on each scheduled vesting date;

•	An obligation of the Company to grant 300,000 shares of restricted stock to Mr. Zager, which shares vest as to 25% on each anniversary of the grant date, assuming Mr. Zager’s continued employment on each scheduled vesting date;

•	The severance and change-of-control benefits described below under the heading “Severance and Change-of-Control Benefits”; and

•	An agreement by Mr. Zager not to solicit for employment any employee of the Company, and not to solicit customers of the Company, in each case during the term of his employment with the Company until the one year anniversary following termination of employment.

Other Three Executive Officers (in alphabetical order)

Neal D. Goldman

On September 12, 2003, we entered into an offer letter agreement with Mr. Goldman pursuant to which he agreed to serve as the Company’s Senior Vice President Management Services, General Counsel and Secretary. Mr. Goldman’s title is currently Executive Vice President, Chief Administrative and Legal Officer and Secretary. The terms of the offer letter agreement include:

•	A base salary of $375,000 per year;

•	A one-time signing bonus of $300,000, with $150,000 paid within thirty days of Mr. Goldman’s start date and the remaining $150,000 paid one year after Mr. Goldman’s start date;

•	Eligibility to participate in our 3Bonus Program, which provides for discretionary, semi-annual cash incentive payments based on the achievement of certain company and individual performance goals established by the Company, at a target annualized bonus of 65% of base salary;

•	An obligation of the Company to grant Mr. Goldman stock options to purchase 330,000 shares of the Company’s common stock, which stock options vest as to 25% of the underlying shares on each anniversary of the grant date, assuming Mr. Goldman’s continued employment on each scheduled vesting date; and

•	An obligation of the Company to grant 20,000 shares of restricted stock to Mr. Goldman, which shares vest as to 25% of the underlying shares on each anniversary of the grant date, assuming Mr. Goldman’s continued employment on each scheduled vesting date.

Mr. Goldman is entitled to the severance and change-of-control benefits described below under the heading “Severance and Change-of-Control Benefits.”

Mr. Goldman has agreed (i) not to solicit for employment any employee of the Company during the term of his employment with the Company until the one year anniversary following termination of employment and (ii) not to solicit customers of the Company during the term of his employment with the Company until the date that is six months following termination of employment.

Ronald A. Sege

On April 29, 2008, we entered into an employment agreement for an at-will employment arrangement with Mr. Sege to become our President and Chief Operating Officer. As amended to date, the terms of Mr. Sege’s employment with us include:

•	A base salary of $500,000 per year (the “Base Salary”);

•	Eligibility to receive a semi-annual cash incentive payment for the achievement of company and individual performance goals established by the Board of Directors or the Compensation Committee, with an annual target of 80% of base salary and with a guaranteed target payment for fiscal year 2009 (the “Target Annual Incentive”);

•	As an inducement to his employment with us, an obligation of the Company to grant 7-year non-qualified stock options to purchase 2 million shares of the Company’s common stock at an exercise price equal to the closing price of our common stock on the first Tuesday of the month following the month in which Mr. Sege commences employment with us (the “First Tuesday Date”), which options will vest as to 25% of the underlying shares on each anniversary of the grant date over 4 years assuming Mr. Sege’s continued employment with us on each scheduled vesting date;

•	As an inducement to his employment with us, an obligation of the Company to grant 1 million shares of restricted stock to Mr. Sege on the First Tuesday Date, which restricted stock will vest as to 33.33% on each anniversary of the grant date over 3 years assuming Mr. Sege’s continued employment with us on each scheduled vesting date;

•	Purchase of term life insurance for the benefit of Mr. Sege in agreed-upon amounts;

•	Severance benefits for involuntary termination of Mr. Sege’s employment by us without cause, or Mr. Sege’s voluntary termination of his employment with us for good reason, other than in connection with a change-of-control, include:

•	Payments equal to 12 months of Base Salary and Target Annual Incentive for the year in which the termination occurs, with payments commencing six months after Mr. Sege’s termination date;

•	12 months of accelerated vesting of outstanding equity awards (other than performance-based awards);

•	Extension of the exercise period for vested stock options to the earlier of (i) 165 days from the termination date; and (ii) the original term of the option;

•	Reimbursement for premiums paid for continued health benefits under Company health plans under COBRA until the earlier of: (i) eighteen months from the termination date, or (ii) the date upon which Mr. Sege becomes eligible for similar coverage elsewhere; and

•	Continue payment of premiums for the term life insurance policy in effect immediately prior to termination until the earlier of one year or eligibility for similar coverage by another employer.

•	“Good reason” for Mr. Sege includes failure to appoint Mr. Sege as CEO of 3Com by April 30, 2011, or the appointment of a person other than Mr. Mao as CEO of 3Com.

•	Enhanced severance in this circumstance includes (x) full acceleration of unvested equity (other than performance-based awards) in the case of failure to appoint Mr. Sege as CEO by April 30, 2011 or the appointment of another as CEO after April 29, 2010 and (y) acceleration of 50% of unvested equity (other than performance-based awards) in the case of appointment of another as CEO prior to April 30, 2010.

•	The foregoing is subject to the requirement that Mr. Sege sign a release agreement containing (i) a release of claims against the Company, (ii) a one-year non-solicitation agreement and (iii) a non-disparagement agreement; and

•	If additional taxes would result due to IRC Section 409A, the Company will accrue payments otherwise due during the first six months after termination and pay them in a lump sum on the date that is six months and one day after the termination date.

•	Change-of-control severance benefits including:

•	Solely in the event that Mr. Sege is involuntarily terminated (other than for cause, death or disability) or voluntarily terminates his employment for good reason, in each case within three months prior to, or within twelve months following, a change-of-control, the following benefits apply:

•	Payments equal to 24 months of Base Salary, with payments commencing six months after Mr. Sege’s termination date;

•	Two payments, each equal to 100% of Target Annual Incentive for the year in which termination occurs, payable at the time bonuses are normally paid or six months after Mr. Sege’s termination date, whichever is later;

•	Full vesting of outstanding equity awards (other than performance-based awards);

•	Extension of the exercise period for vested stock options to the earlier of (i) 165 days from the termination date; and (ii) the original term of the option;

•	Reimbursement for premiums paid for continued health benefits under Company health plans under COBRA until the earlier of: (i) eighteen months from the termination date, or (ii) the date upon which Mr. Sege becomes eligible for similar coverage elsewhere; and

•	Continue payment of premiums for the term life insurance policy in effect immediately prior to termination until the earlier of one year or eligibility for similar coverage by another employer.

•	The foregoing is subject to the requirement that Mr. Sege sign a release agreement containing (i) a release of claims against the Company, (ii) a one-year non-solicitation agreement and (iii) a non-disparagement agreement;

•	If additional taxes would result:

•	due to IRC Section 409A, the Company will accrue payments otherwise due during the first six months after termination and pay them in a lump sum on the date that is six months and one day after the termination date; and

•	due to IRC Section 280G, the Company shall make payments to Mr. Sege sufficient to pay such taxes and additional payments to cover the taxes on the original payment itself.

•	An agreement by Mr. Sege not to solicit employment for any employee of the Company and an agreement not to disparage the Company, in each case during the term of his employment with the Company until the one year anniversary following termination of employment.

Dr. Shusheng Zheng

On July 20, 2009, Hangzhou H3C Technologies Co., Limited, our China-based subsidiary, entered into a new employment agreement with Dr. Shusheng Zheng, effective as of April 27, 2009, whereby Dr. Zheng would serve as our Executive Vice President, 3Com and Chief Executive Officer, H3C.

The material terms of the agreement are as follows:

•	A term of three years, subject to early termination under certain conditions;

•	A base salary of RMB 2,950,000 per year;

•	Eligibility under 3Com’s discretionary 3Bonus Program to receive cash incentive payments for the achievement of goals established by the Board of Directors or the Compensation Committee of 3Com, with an annual target of no less than RMB 1,966,667 per year (approx. 66.66% of base salary);

•	Eligibility under a long-term incentive plan to be designed in the future payable on a discretionary basis in cash or 3Com equity, at 3Com’s discretion, for the achievement of goals established by the Board or the Compensation Committee of 3Com;

•	Participation in H3C’s senior executive benefits programs;

•	The change-of-control benefits described under the heading “Severance and Change-of-Control Benefits” below, provided that such benefits are offset and reduced by some of the specific benefits described below;

•	Entitlement to the following severance benefits:

•	If the Company terminates Dr. Zheng without statutorily-defined grounds for termination, he is entitled to:

•	a lump sum severance payment of one month’s base salary for each year of service with H3C, provided Dr. Zheng signs a release of claims and a non-disparagement agreement; and

•	vesting and payout of any remaining EARP shares;

•	In exchange for the non-hire and non-compete provisions in the final paragraph of this section, upon termination of employment, a payment of one year of Dr. Zheng’s base salary at the time of termination of employment, payable in accordance with the Company’s regular payroll practices;

•	The severance benefits described under the heading “Severance and Change-of-Control Benefits” below, provided that such benefits are offset and reduced by some of the specific benefits described above; and

•	An agreement by Dr. Zheng not to (i) work for a competitor, which is defined generally and also specifically to include several named competitors including Huawei Technologies, (ii) solicit to hire or hire, directly or indirectly, any 3Com or H3C employee, (iii) engage in business in competition with the business of 3Com or H3C with any client, customer, account, distributor or vendor, (iv) serve as a consultant, director, and the like of a competitor, (v) own any ownership interest in a competitor and/or (vi) participate in the organization or management of a competitor, in each case for a period of one year following the termination of employment.

Severance and Change-of-Control Benefits

We provide severance benefits to each of our executive officers. Except for Messrs. Mao and Sege, whose severance benefits are contained in their respective employment agreements, these benefits are contained in a severance plan and accompanying severance benefits agreements. We also provide change-of-control benefits to each of our executive officers. Except for Messrs. Mao and Sege, whose change-of-control benefits are contained in their respective employment agreements, these benefits are contained in a management retention agreement (of which we have two forms). The material terms of these severance and change-of-control benefits are set forth below.

Severance Plans

Our amended and restated Section 16 Severance Plan covers all of our Section 16 officers other than Messrs. Mao and Sege (whose severance benefits are described above under the summary of their respective employment arrangements). Dr. Zheng’s employment agreement contains special severance benefits, although some of the special benefits offset against benefits to which Dr. Zheng is entitled under the Section 16 Severance Plan. The Section 16 Severance Plan contains the following provisions:

Eligibility.  Participants will only receive Section 16 Severance Plan benefits upon involuntary termination of employment without cause or voluntary termination for good reason (as defined in the Section 16 Severance Plan). The receipt of benefits is conditioned on signing, and complying with the terms of, a release agreement that includes (i) a non-solicitation provision prohibiting solicitation of employees, business opportunities, customers, distributors or vendors for one year following termination, (ii) a non-competition provision prohibiting direct or indirect competition for one year following termination and (iii) a non-disparagement provision.

Severance Payments.  Participants will receive:

•	One year of the participant’s annualized base salary as of the termination date; and

•	If earned, the participant’s incentive bonus for the bonus period in which the termination date occurs, pro-rated based on number of days worked during the bonus period.

Payments will be made through regular (bi-weekly) payroll and bonus payment practices, and will be subject to applicable withholding and reduced by severance benefits pursuant to any other contract with us.

Health, Dental & Vision Benefits; Life Insurance.  If elected, participants will receive continuation of coverage under health, dental, and vision insurance plans pursuant to COBRA and continuation of the company-paid portion of the premiums for the elected coverage under the plans until the earlier of: (i) one year from the termination date, or (ii) the date upon which the person becomes eligible for coverage under another employer’s group health, dental, or vision insurance plan(s). In addition, participants will receive continued coverage for basic term life insurance for the same period.

Equity Compensation.  Participants will receive:

•	Six months of accelerated vesting of outstanding equity subject to time-based vesting; and

•	Extension of the exercise period for vested stock options to the earlier of: (i) one hundred and sixty-five calendar days from the termination date; or (ii) the original term of the stock option grant.

Tax Provision.  Notwithstanding the foregoing, if we reasonably determine that IRC Section 409A of the Internal Revenue Code will result in the imposition of additional taxes or penalties based on the payment of benefits within the first six months following the termination date, we will modify the payment schedule to provide that the payments will begin on the first regularly scheduled payroll date following the expiration of six months and one day after the termination date.

We enter into individual severance benefit agreements with our executives that provide a contractual basis for the severance benefits contained in these plans so that these benefits would continue after the individual is no longer an officer covered by these plans.

Dr. Zheng has additional severance benefits described above under the description of his employment agreement, provided that the benefits described in this section are offset by any benefits he receives under his employment agreement.

Change-of-Control Benefits

We have approved two forms of change-of-control benefits, which take the form of individual management retention agreements we execute with our executives. The first form applies to Mr. Goldman. The second form applies to Mr. Zager and Dr. Zheng, and is intended to apply to future executive officers of the Company. Messrs. Mao and Sege have change-of-control benefits in their respective employment agreements and therefore such benefits are described under the above descriptions.

Following a qualifying event involving a change-of-control (as described below), benefits include:

•	A payment equal to 100% of such officer’s annual base salary and target annual bonus. Under the first form, the payment is in a lump sum; under the second form, the payments are payable in accordance with regular payroll practices;

•	A pro-rated bonus payment for the year in which the change-of-control occurs. Under the first form, the payment is paid in a lump sum and it is pro rated based on days in the year prior to the change-of-control event. Under the second form, the payment is made in accordance with regular payroll practices, is payable only on earned incentive bonus for the bonus period in which the termination date occurs (based on attainment of actual performance metrics) and is pro-rated based on days in the bonus period prior to the termination (unless the termination occurs prior to the change-of-control, in which case the pro-ration is based on the days in the bonus period prior to the change-of-control);

•	Continuation of the company-paid portion of the premiums for the elected coverage under medical, dental and vision plans as well as continued coverage of benefits for basic term life insurance until the earlier of two years from the date of termination or when such officer receives comparable benefits from another employer;

•	Full accelerated vesting of equity compensation; and

•	Extension of the post-termination exercise period on stock options to the lesser of the original term of the option and one year (in the case of the first form) and 165 days (in the case of the second form).

The foregoing benefits accrue only if the officer is terminated without cause, as described below, within three months prior to or twelve months following a “change-of-control” or if such officer voluntarily terminates for good reason, as described below, during such time period.

“Cause” is defined to mean (i) an act of theft, embezzlement or intentional dishonesty by the executive in connection with his/her employment; (ii) the executive being convicted of a felony, (iii) a willful act by the executive which constitutes gross misconduct and which is injurious to the Company, or (iv) following delivery to the executive of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that the executive has not substantially performed his/her duties, continued violations by the executive of the executive’s obligations to the Company which are demonstrably willful and deliberate on the executive’s part.

“Good reason” includes material reductions in duties, authority, responsibilities, reduction of base salary or relocation, although Dr. Zheng’s form is slightly different.

A “change-of-control” means: (i) the acquisition by any person of more than 50% of the total voting power of our then outstanding securities; (ii) the consummation of the sale or disposition of all or substantially all company assets; (iii) the consummation of a merger or consolidation of us where the outstanding securities immediately prior thereto no longer represent more than 50% of the voting power immediately after such merger or consolidation; and (iv) a change in the composition of the Board during a twelve-month period, such that a majority consists of persons who are not either directors who were in office when the agreement was entered into or whose nominations were approved by a majority of the directors who were in office not in connection with a transaction described in (i) through (iii) above. Dr. Zheng’s form is slightly different.

If the benefits provided constitute a parachute payment under Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then, provided the excise tax is at least 3.59 times the “base amount” under Section 280G, the officer shall receive (i) a payment sufficient to pay such excise tax and (ii) an additional payment sufficient to pay the taxes arising as a result of such payment. If the tax is less than 3.59 times the base amount, we may reduce the benefits to the extent necessary to avoid such tax.

The benefits described above are conditioned on the executive signing a release of claims and a one-year non-solicitation clause. With respect to the second form, the executive must also sign a one-year non-competition agreement and abide by a non-disparagement clause.

Acceleration Under Equity Plans

Options granted under the 2003 Stock Plan contain provisions pursuant to which outstanding options must either become fully vested and exercisable prior to a “change-of-control” transaction or must be assumed in the transaction, and all options terminate to the extent they are not assumed upon such “change-of-control” as defined in the 2003 Stock Plan. Similarly, awards of restricted stock granted under the 2003 Stock Plan contain provisions pursuant to which outstanding awards of restricted stock must either become fully vested prior to a “change-of-control” transaction or must be assumed in the transaction.

Options granted under the 1994 Option Plan contain provisions pursuant to which outstanding options must either become fully vested and immediately exercisable prior to a “transfer of control” transaction or must be assumed in the transaction, and all unexercised options terminate to the extent they are not assumed upon such “transfer of control” as defined under the 1994 Option Plan. For purposes of the 1994 Option Plan, a transfer of control is a change in ownership in which our stockholders immediately prior to the ownership change do not retain, directly or indirectly, at least a majority of the beneficial interest in our voting stock after the ownership change.

Equity awards granted under the 1983 Option Plan, the 1994 Option Plan and the 2003 Stock Plan have their vesting accelerated as to 50% of the unvested shares subject thereto if an executive or employee is terminated without cause within 12 months after a “change of control” transaction.

Options granted under the 3Com Corporation Director Stock Option Plan (the “Director Plan”) contain provisions pursuant to which all outstanding options granted under the Director Plan will become fully vested and immediately exercisable upon a merger or acquisition of us where we are not the surviving corporation, or upon the sale of substantially all of our assets.

Severance Tables

The following tables quantify the estimated payments and benefits that would be provided, or was provided, to each NEO upon termination in the regular course of business or termination in connection with a change-of-control of the Company.

Robert Y. L. Mao, Chief Executive Officer

							Value of
					Benefits		Accelerated		Excise Tax
	Salary		Bonus		Continuation		Equity		Gross-Up		Total
Reason	($)		($)		($)		($)		($)		($)

Course of Business — for Good Reason or Not for Cause	650,000	(1)	650,000	(2)	68,081	(3)	3,022,950	(4)	—		4,391,031
Change-of-Control — for Good Reason or Not for Cause (within 3 months prior to or 12 months following Change-of-Control)	1,300,000	(5)	1,300,000	(6)	68,081	(7)	6,900,900	(8)	1,821,933	(9)	11,390,914

(1)	Represents one year of salary.

(2)	Represents one year target incentive bonus pursuant to Mr. Mao’s employment agreement.

(3)	Reflects company paid benefits continuation for 18 months, payment for the continuation of Mr. Mao’s term life policy for one (1) year pursuant to his employment agreement.

(4)	Reflects twelve months accelerated vesting for equity with time-based vesting (i.e., other than performance awards) based on a termination date as of the last day of fiscal year 2009 and assuming a stock price equivalent to the closing stock price on the last day of fiscal year 2009.

(5)	Represents two years of base salary.

(6)	Represents two times Mr. Mao’s current target annual incentive bonus.

(7)	Reflects company paid benefits continuation for 18 months, payment for the continuation of Mr. Mao’s term life policy for one (1) year pursuant to his employment agreement.

(8)	Reflects accelerated vesting of all outstanding equity based on a termination date as of the last day of fiscal year 2009 and assuming a stock price equivalent to the closing stock price on the last day of fiscal year 2009.

(9)	Represents the additional amount estimated to be payable to Mr. Mao to make him whole for the federal excise tax on excess parachute payments (including payment of the taxes on the additional amount itself). This excise tax is payable if the value of certain payments that are contingent upon a change-of-control, referred to as parachute payments, exceeds a safe harbor amount. The computation of the excise tax is complex, is subject to various questions of interpretation and depends upon a number of variables that cannot be known at this time. 3Com engaged a third-party to assist in preparing the excise tax calculation based upon information that we supplied regarding current and historical compensation and the provisions of our compensation and benefits arrangements.

Ronald A. Sege, President and Chief Operating Officer

						Value of
					Benefits	Accelerated	Excise Tax
	Salary		Bonus		Continuation	Equity	Gross-Up	Total
Reason	($)		($)		($)	($)	($)	($)

Course of Business — for Good Reason or Not for Cause	500,000	(1)	400,000	(2)	72,808 (3)	2,294,999 (4)	—	3,267,807
Change-of-Control — for Good Reason or Not for Cause (within 3 months prior to or 12 months following Change-of-Control)	1,000,000	(5)	800,000	(6)	72,808 (7)	5,444,997 (8)	1,338,980 (9)	8,656,785

(1)	Represents one year of salary.

(2)	Represents one year target incentive bonus pursuant to Mr. Sege’s employment agreement.

(3)	Reflects company paid benefits continuation for 18 months, payment for the continuation of Mr. Sege’s term life policy for one (1) year pursuant to his employment agreement.

(4)	Reflects twelve months accelerated vesting for equity with time-based vesting (i.e., other than performance awards) based on a termination date as of the last day of fiscal year 2009 and assuming a stock price equivalent to the closing stock price on the last day of fiscal year 2009.

(5)	Represents two years base salary.

(6)	Represents two times Mr. Sege’s current target annual incentive bonus.

(7)	Reflects Company paid benefits continuation for 18 months, payment for the continuation of Mr. Sege’s term life policy for one (1) year pursuant to his employment agreement.

(8)	Reflects accelerated vesting of all outstanding equity based on a termination date as of the last day of fiscal year 2009 and assuming a stock price equivalent to the closing stock price on the last day of fiscal year 2009.

(9)	Represents the additional amount estimated to be payable to Mr. Sege to make him whole for the federal excise tax on excess parachute payments (including payment of the taxes on the additional amount itself). This excise tax is payable if the value of certain payments that are contingent upon a change-of-control, referred to as parachute payments, exceeds a safe harbor amount. The computation of the excise tax is complex, is subject to various questions of interpretation and depends upon a number of variables that cannot be known at this time. 3Com engaged a third-party to assist in preparing the excise tax calculation based upon information that we supplied regarding current and historical compensation and the provisions of our compensation and benefits arrangements.

Jay Zager, Executive Vice President and Chief Financial Officer

						Value of
					Benefits	Accelerated
	Salary		Bonus		Continuation	Equity	Total
Reason	($)		($)		($)	($)	($)

Course of Business — for Good Reason or Not for Cause	400,000	(1)	130,000	(2)	80,927 (3)	662,000 (4)	1,272,927
Change-of-Control — for Good Reason or Not for Cause (within 3 months prior to or 12 months following Change-of-Control)	400,000	(5)	390,000	(6)	166,222 (7)	1,653,000 (8)	2,609,222

(1)	Represents one year of base salary.

(2)	Represents estimated earned incentive bonus for the bonus period in which the termination date occurs, pro-rated based on the number of days worked during the bonus period (assuming 100% attainment for 2H fiscal year 2009).

(3)	Reflects company paid benefits continuation for 12 months and basic term life insurance conversion pursuant to his employment arrangements.

(4)	Reflects six months accelerated vesting for equity with time-based vesting (i.e., other than performance awards) based on a termination date as of the last day of fiscal year 2009 and assuming a stock price equivalent to the closing stock price on the last day of fiscal year 2009.

(5)	Represents one year of base salary.

(6)	Represents one year of target annual incentive bonus and a pro-rated amount equal to six months of earned bonus (assuming 100% attainment for the second half of fiscal year 2009).

(7)	Reflects Company paid benefits continuation for 24 months and basic term life insurance conversion pursuant to his employment arrangement.

(8)	Reflects accelerated vesting of all outstanding equity based on a termination date as of the last day of fiscal year 2009 and assuming a stock price equivalent to the closing stock price on the last day of fiscal year 2009.

Neal D. Goldman, Executive Vice President, Chief Administrative and Legal Officer and Secretary

						Value of
					Benefits	Accelerated
	Salary		Bonus		Continuation	Equity	Total
Reason	($)		($)		($)	($)	($)

Course of Business — for Good Reason or Not for Cause	375,000	(1)	121,875	(2)	69,320 (3)	862,513 (4)	1,428,708
Change-of-Control — for Good Reason or Not for Cause (within 3 months prior to or 12 months following Change-of-Control)	375,000	(5)	487,500	(6)	141,769 (7)	1,427,375 (8)	2,431,644

(1)	Represents one year of salary.

(2)	Represents the estimated earned incentive bonus for the bonus period in which the termination date occurs, pro-rated based on the number of days worked during the bonus period (assuming 100% attainment for the second half of fiscal year 2009).

(3)	Reflects Company paid benefits continuation for 12 months and basic term life insurance conversion pursuant to his employment arrangements.

(4)	Reflects six months accelerated vesting for equity with time-based vesting (i.e., other than performance awards) based on a termination date as of the last day of fiscal year 2009 and assuming a stock price equivalent to the closing stock price on the last day of fiscal year 2009.

(5)	Represents one year of salary.

(6)	Represents one year of target incentive bonus plus a pro-rated amount equal to 12 months of target annual bonus.

(7)	Reflects Company paid benefits continuation for 24 months and basic term life insurance conversion pursuant to his employment arrangement.

(8)	Reflects accelerated vesting of all outstanding equity based on a termination date as of the last day of fiscal year 2009 and assuming a stock price equivalent to the closing stock price on the last day of fiscal year 2009.

Dr. Shusheng Zheng, Executive Vice President, 3Com and Chief Executive Officer, H3C

							Value of
							Accelerated
					Benefits		Equity
Reason	Salary ($)		Bonus ($)		Continuation ($)		($)	Total ($)

Course of Business — for Good Reason or Not for Cause	512,295	(1)	1,107,813	(2)	1,844	(3)	0 (4)	1,621,952
Change-of-Control — for Good Reason or Not for Cause (within 3 months prior to or 12 months following Change-of-Control)	512,295	(5)	1,342,005	(6)	3,688	(7)	287,997 (8)	2,145,985

(1)	Represents one year of salary and one month of salary per year of service for a total of seventeen and one-half months of salary.

(2)	Represents payments earned, but not yet paid, of $469,454, under H3C’s EARP, payments earned, but not yet paid, of $166,667 under H3C’s 2007 LTI Plan, payments earned, but not yet paid of $237,500 under H3C’s 2008 LTI Plan and a target annual bonus of $234,192.

(3)	Represents estimated one year contribution for Chinese Compulsory Social Insurance.

(4)	Because six months of vesting acceleration would not result in any vested equity, the value of accelerated equity is 0.

(5)	Represents one year of salary and one month of salary per year of service for a total of seventeen and one-half months of salary.

(6)	Represents payments earned, but not yet paid, of $469,454, under H3C’s EARP, payments earned, but not yet paid, of $166,667 under H3C’s 2007 LTI Plan, payments earned, but not yet paid of $237,500 under H3C’s 2008 LTI Plan and a target annual bonus of $234,192, and pro-rated bonus payment of $234,192 for the year in which the change-of-control occurs, assuming a full year payment (as H3C pays bonuses on an annual basis).

(7)	Represents estimated two year contribution for Chinese Compulsory Social Insurance.

(8)	Reflects accelerated vesting of all outstanding equity based on a termination date as of the last day of 3Com’s fiscal year 2009 and assuming a stock price equivalent to the closing stock price on the last day of 3Com’s fiscal year 2009.

REPORT OF THE AUDIT AND FINANCE COMMITTEE OF THE BOARD OF DIRECTORS

The Audit and Finance Committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for our financial statements and the overall reporting process, including our system of financial controls. In fulfilling its oversight responsibilities during fiscal year 2009, the Audit and Finance Committee: (1) reviewed and discussed the unaudited and audited financial statements with management and our independent registered public accounting firm, Deloitte & Touche LLP; (2) discussed the accounting principles, significant assumptions, estimates and matters of judgment used in preparing the financial statements with management and Deloitte & Touche LLP; (3) reviewed our financial controls and financial reporting processes; and (4) reviewed significant financial reporting issues and practices, including changes in accounting principles and disclosure practices.

The Audit and Finance Committee also reviewed with Deloitte & Touche LLP, who is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, Deloitte & Touche LLP’s judgment as to the quality, and not just the acceptability, of our accounting principles as applied in our financial reporting and such other matters as are required to be discussed with the Audit and Finance Committee under generally accepted auditing standards. The Audit and Finance Committee periodically met with Deloitte & Touche LLP, with and without management present, to discuss the results of its examinations, its evaluations of our internal control over financial reporting and the overall quality of our financial reporting.

Each director who serves on the Committee is “independent” within the meaning of the rules of The NASDAQ Global Select Market and the SEC and meets the financial literacy and expertise requirements of such stock exchange and SEC regulations. The Audit and Finance Committee has adopted a written charter. During fiscal year 2009, the Committee met thirteen (13) times.

In addition, the Audit and Finance Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding Deloitte & Touche LLP’s communications with the Audit and Finance Committee concerning independence, and the Audit and Finance Committee has discussed with Deloitte & Touche LLP and management that firm’s independence. The Audit and Finance Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by PCAOB Rule 3200T regarding “Communication with Audit Committees.” The Audit and Finance Committee also considered the compatibility of Deloitte & Touche LLP’s non-audit services with the standards for auditors’ independence. The Audit and Finance Committee discussed with Deloitte & Touche LLP the overall scope and plans for their audit.

Based on the reviews and discussions referred to above and representations by management that the financial statements were prepared in accordance with generally accepted accounting principles, the Audit and Finance Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended May 29, 2009 for filing with the SEC. The Audit and Finance Committee also selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending May, 2010.

Audit and Finance Committee as of July 27, 2009:
Dominique Trempont, Chair
Kathleen A. Cote
Gary T. DiCamillo
James R. Long

PROPOSAL 3:

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee of our Board has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending May, 2010, including service to our consolidated subsidiaries. Deloitte & Touche LLP has acted in this capacity since its appointment in 1980. A representative of Deloitte & Touche LLP will be present at the annual meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions. Stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirement. However, the Audit and Finance Committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate governance.

The following table shows the fees paid or accrued by us for the audit and other services provided by Deloitte & Touche LLP for fiscal years 2009 and 2008.

	Fiscal Year	Fiscal Year
	2009	2008

Audit Fees(1)	$3,401,134	$2,988,132
Audit-Related Fees(2)	937,306	2,277,874
Tax Fees(3)	402,832	6,642
All Other Fees(4)	—	—
Total	$4,741,272	$5,272,648

(1)	Audit Fees represent fees for professional services provided in connection with the audit of our annual financial statements, review of our quarterly financial statements, audit services provided in connection with statutory or regulatory filings and the audit of our internal control over financial reporting.

(2)	Audit-Related Fees consisted of audit work on proposed transactions relating to our TippingPoint business and related services.

(3)	Tax Fees consisted primarily of services related to tax compliance, tax advice and tax planning.

(4)	Not applicable for periods presented.

The Audit and Finance Committee pre-approves all services to be performed by our independent registered public accounting firm and the fees associated with those services. The Audit and Finance Committee pre-approved 100% of the services performed by Deloitte & Touche LLP in fiscal 2009 and 2008.

VOTE REQUIRED

The affirmative vote of a majority of the shares of common stock represented at the meeting either in person or by proxy and entitled to vote on such matter is necessary to approve this proposal. Assuming a quorum is present, abstentions and broker non-votes will have no impact on this proposal. If our stockholders do not ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, the Audit and Finance Committee will reconsider such appointment.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MAY 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file reports with the SEC. These persons are required by the SEC to furnish us with copies of all Section 16(a) reports that they file. Based on our review of reports furnished to us and written representations from our directors and executive officers, we believe that all filing requirements were complied with in a timely manner during fiscal year 2009.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR NEXT ANNUAL MEETING

Stockholder proposals that are intended for inclusion in our proxy statement and form of proxy relating to the 2010 Annual Meeting of Stockholders must be received at our principal executive offices at 350 Campus Drive, Marlborough, Massachusetts 01752 no later than April 9, 2010 and must satisfy the conditions established by the SEC for stockholder proposals to be included in our proxy statement and form of proxy for that meeting.

If a stockholder intends to bring business before or make a proposal or nominate a director at the 2010 Annual Meeting of Stockholders and such business, proposal or nomination is not to be included in our proxy statement and form of proxy relating to the meeting, the stockholder must give us notice of such intention in accordance with the requirements set forth in 3Com’s Bylaws. The Bylaws require that such notice be received by the Secretary at our principal executive offices between May 24, 2010 and June 23, 2010. The notice must include information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the 2010 annual meeting is held more than 30 days prior to, or delayed by more than 60 days after, the anniversary of the 2009 annual meeting, the stockholder must submit notice of any such nomination and of any such proposal to be received by the Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to the 2010 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. We will not entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in our Bylaws. If a stockholder gives notice at any time other than during the period specified in our Bylaws, the stockholder will not be permitted to bring business, make a nomination or otherwise present a proposal at the meeting. The Bylaws are posted on our web site at
http://www.3com.com/other/pdfs/infra/corpinfo/en_US/3com_bylaws.pdf.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the only business that the Board intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Neal D. Goldman, Secretary
August 7, 2009
Marlborough, MA, U.S.A.

APPENDIX A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
3COM CORPORATION
A DELAWARE CORPORATION

3Com Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

The present name of the corporation is 3Com Corporation and the name under which it was originally incorporated was 3Com (Delaware) Corporation. The original Certificate of Incorporation was filed with the Secretary of State on March 10, 1997.

This Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Certificate of Incorporation, as amended, of 3Com Corporation and has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

The text of the Certificate of Incorporation, as amended, is hereby amended and restated in its entirety to read as herein set forth:

FIRST:  The name of the corporation is 3Com Corporation (the “Corporation”).

SECOND:  The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH:

A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Billion Shares (1,000,000,000) consisting of:

1. Nine Hundred Ninety Million (990,000,000) shares of Common Stock, par value one cent ($.01) per share (the “Common Stock”); and

2. Ten Million (10,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock”), of which Nine Hundred and Ninety Thousand (990,000) shares have been designated Series A Participating Preferred Stock (“Series A Participating Preferred Stock”).

B. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware, from time to time to determine the designation of any series, to fix the number of shares of any series, to determine or alter the rights, preferences, privileges and powers granted to any wholly unissued series of Preferred Stock and any qualifications, limitations or restrictions imposed thereon, and, within the limits of restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

C. Common Stock.

1. Dividends.  Subject to the prior rights of holders of all classes or series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation.  Subject to the prior rights of holders of all classes or series of stock at the time outstanding having prior rights as to liquidation, upon the liquidation, dissolution or winding up of the corporation, the assets of the Corporation shall be distributed to the holders of the Common Stock.

3. Redemption.  The Common Stock is not redeemable.

4. Voting.  The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon all matters to be voted upon by stockholders generally and as a class to the extent required by law.

D. Series A Participating Preferred Stock.

The following preferences, powers, privileges, rights, qualifications, limitations and restrictions in respect of the Series A Participating Preferred Stock were fixed in a Certificate of Designation filed with the Secretary of State of the State of Delaware on August 27, 2001 and the Board of Directors adopted the following resolution on March 8, 2001:

Pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation, the Board of Directors does hereby provide for the issue of a series of Preferred Stock of the Corporation and does hereby fix and herein state and express the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of such series of Preferred Stock as follows:

1. Designation and Amount.  The shares of such series shall be designated as “Series A Participating Preferred Stock.” The Series A Participating Preferred shall have a par value of $0.01 per share, and the number of shares constituting such series shall be 990,000.

2. Proportional Adjustment.  In the event that the Corporation shall at any time after the issuance of any share or shares of Series A Participating Preferred Stock (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Corporation shall simultaneously effect a proportional adjustment to the number of outstanding shares of Series A Participating Preferred Stock.

3. Dividends and Distributions.

(a) Subject to the prior and superior right of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Participating Preferred Stock with respect to dividends, the holders of shares of Series A Participating Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of February, May, August and November in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to 1,0000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Dated, since the first issuance of any share or fraction of a share of Series A Participating Preferred Stock.

(b) The Corporation shall declare a dividend or distribution on the Series A Participating Preferred Stock as provided in subparagraph (a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

(c) Dividends shall begin to accrue on outstanding shares of Series A Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

4. Voting Rights.  The holders of shares of Series A Participating Preferred Stock shall have the following voting rights:

(a) Each share of Series A Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation.

(b) Except as otherwise provided herein or by law, the holders of shares of Series A Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c) Except as required by law, the holders of Series A Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent that they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

5. Certain Restrictions.

(a) The Corporation shall not declare any dividend on, make any distribution on, or redeem or purchase or otherwise acquire for consideration any shares of Common Stock after the first issuance of a share or fraction of a share of Series A Participating Preferred Stock unless concurrently therewith it shall declare a dividend on the Series A Participating Preferred Stock as required by subsection D(3) of this Article FOURTH.

(b) Whenever quarterly dividends or other dividends or distributions payable on the Series A Participating Preferred Stock as provided in subsection D(3) of this Article FOURTH are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) Declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock;

(ii) Declare or pay dividends on, or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Participating Preferred Stock, except dividends paid ratably on the Series A Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) Redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Participating Preferred Stock;

(iv) purchase or otherwise acquire for consideration any shares of Series A Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(c) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subparagraph (a) of subsection D(5) of this Article FOURTH, purchase or otherwise acquire such shares at such time and in such manner.

6. Reacquired Shares.  Any shares of Series A Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein and in the Amended and Restated Certificate of Incorporation, as then amended.

7. Liquidation, Dissolution or Winding Up.  Upon any liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Participating Preferred Stock shall be entitled to receive an aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock plus an amount equal to any accrued and unpaid dividends on such shares of Series A Participating Preferred Stock.

8. Consolidation, Merger, etc.  In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

9. No Redemption.  The shares of Series A Participating Preferred Stock shall not be redeemable.

10. Ranking.  The Series A Participating Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

11. Amendment.  The Amended and Restated Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preference or special rights of the Series A Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series A Participating Preferred Stock, voting separately as a series.

12. Fractional Shares.  Series A Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Participating Preferred Stock.

FIFTH:  The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the

Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

D. Special meetings of stockholders of the Corporation may be called only by either the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer.

SIXTH:

A. The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). Each director shall be elected for a term of office that shall expire at the next annual meeting of stockholders following his or her election, and each director shall remain in office until the election and qualification of his or her successor or until his or her earlier death, resignation or removal.

B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until their respective successors are elected.

C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

SEVENTH:  The Board of Directors is expressly empowered to adopt, amend, alter or repeal Bylaws of the Corporation. The stockholders shall also have power to adopt, amend, alter or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

EIGHTH:  A director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

If the General Corporation Law of the State of Delaware is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

NINTH:  The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; PROVIDED, HOWEVER, that notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Amended and Restated Certificate of Incorporation, affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article NINTH, Article FIFTH, Article SIXTH, Article SEVENTH or Article EIGHTH.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer this   day of September, 2009.

3Com Corporation

By:
Name:

Title:

3COM CORPORATION
C/O AMERICAN STOCK TRANSFER & CO.
59 MAIDEN LANE
NEW YORK, NY 10038
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M16279-P82338	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

3COM CORPORATION		For	Withhold	For All
		All	All	Except
ELECTION OF DIRECTORS

1.	The Board of Directors unanimously recommends a vote FOR the election of five Class I Directors: Each to hold office for a two-year term (or a one-year term if Proposal No. 2 is approved).	☐	☐	☐

Nominees:

01) KATHLEEN A. COTE
02) DAVID H. Y. HO
03) ROBERT Y. L. MAO
04) J. DONALD SHERMAN
05) DOMINIQUE TREMPONT

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain
AMENDMENT AND RESTATEMENT OF CERTIFICATE OF INCORPORATION

2.	The Board of Directors unanimously recommends a vote FOR AMENDING AND RESTATING THE CERTIFICATE OF INCORPORATION.	☐	☐	☐

RATIFICATION OF INDEPENDENT AUDITOR

3.	The Board of Directors unanimously recommends a vote FOR ratifying the appointment of Deloitte & Touche LLP as the Company’s independent public accountants for the fiscal year ending May 2010.	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSALS 1 THROUGH 3.

Please date and sign exactly as your name or names appear(s) herein. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and
Annual Report on Form 10-K
are available at www.proxyvote.com.

M16280-P82338

3COM CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS
     The undersigned hereby appoints Robert Y. L. Mao and Neal D. Goldman, and either of them, as proxy holders and attorneys-in-fact of the undersigned, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of 3Com Corporation to be held at the Company’s headquarters, 350 Campus Drive, Marlborough, MA, on Wednesday, September 23, 2009 at 8:00 a.m., local time, and at any postponement or adjournment thereof, with all the powers that the undersigned would have if personally present at the meeting.
     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated August 2009, and a copy of 3Com’s fiscal 2009 Annual Report on Form 10-K. The undersigned hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and, by filing this Proxy with the Secretary of 3Com, gives notice of such revocation.
     WHERE NO CHOICE IS INDICATED BY THE STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AS INDICATED HEREIN AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.
PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
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